UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT
PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Mark one)

X	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2020

TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from ____ to ____

Commission file number: 1-4850

    A. Full title of plan and the address of the plan, if different from that of the issuer named below:
DXC Technology Matched Asset Plan

    B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

DXC Technology Company
1775 Tysons Boulevard
Tysons, Virginia 22102

DXC Technology Matched Asset Plan
Financial Statements and Supplemental Schedule
December 31, 2020 and 2019

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	2

Financial Statements:
Statements of Net Assets Available for Plan Benefits as of December 31, 2020 and 2019	3
Statement of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 2020	4
Notes to Financial Statements	5

Supplemental Schedule:
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2020	S-1

Exhibit Index	E-1

Signatures	S 1

NOTE: All other schedules required by Section 29 CFR 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DXC Technology Employee Benefits Fiduciary Committee and Participants of
DXC Technology Matched Asset Plan
Tysons, Virginia

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for plan benefits of DXC Technology Matched Asset Plan (the “Plan”) as of December 31, 2020 and 2019, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for plan benefits for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule listed in the Table of Contents have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP

McLean, Virginia
June 28, 2021

We have served as the auditor of the Plan since 2019.

DXC TECHNOLOGY MATCHED ASSET PLAN

Statements of Net Assets Available for Plan Benefits

	As of
	December 31, 2020	December 31, 2019
Assets:
Participant-directed investments - at fair value	$2,807,783,421	$2,715,272,361

Receivables:
Employer contribution receivable	28,184,196	39,805,765
Notes receivable from participants	20,518,012	21,968,560
Accrued investment income	668,371	1,816,746
Unsettled trade receivables	2,844,529	2,125,894
Total receivables	52,215,108	65,716,965
Total assets	2,859,998,529	2,780,989,326

Liabilities:
Accrued expenses	1,652,509	1,661,871
Unsettled trade payables	5,637,780	3,331
Total liabilities	7,290,289	1,665,202
Net assets available for plan benefits	$2,852,708,240	$2,779,324,124

The accompanying notes are an integral part of these financial statements.

DXC TECHNOLOGY MATCHED ASSET PLAN

Statement of Changes in Net Assets Available for Plan Benefits

Year Ended
December 31, 2020
Investment Income:
Net appreciation in fair value of investments	$308,108,439
Dividends	6,705,764
Interest	5,777,362
Total investment income	320,591,565

Additions:
Participant contributions	139,227,452
Employer contributions	28,565,112
Rollover contributions	43,962,711
Total additions	211,755,275

Deductions:
Distributions to participants	455,166,704
Administrative expenses	3,796,020
Total deductions	458,962,724
Increase in net assets	73,384,116

Net assets available for benefits:
Beginning of year	2,779,324,124
End of year	$2,852,708,240

The accompanying notes are an integral part of these financial statements.

DXC TECHNOLOGY MATCHED ASSET PLAN

Notes to Financial Statements

Note 1 - Description of the Plan

The following brief description of the DXC Technology Matched Asset Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information. DXC Technology Company ("DXC"), its subsidiaries, and those joint ventures and partnerships over which DXC exercises control and that participate in the Plan are hereafter collectively referred to as "DXC" or the "Company." The joint ventures and partnerships participating in the Plan are hereafter referred to as a “Participating Employer”.
The Plan is a qualified defined contribution plan under the Internal Revenue Code, as amended (the "Code"), Section 401(a). Effective as of January 1, 1987, with respect to the portion thereof that qualifies as a qualified cash or deferred arrangement, is intended to satisfy the requirements of Code Section 401(k). It is also subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
The Company established the DXC Employee Benefits Fiduciary Committee (the "Committee"), which generally consists of five members appointed by the Compensation Committee of the Board of Directors of the Company who serve without additional compensation and are reimbursed by the Company for all reasonable expenses incurred in the discharge of their duties as members of the Committee to the extent such expenses are not paid by the Plan. The Committee serves as the named fiduciary and administrator of the Plan and has the power to interpret, construe and administer the Plan, and to decide any dispute which may arise under the Plan.
Effective January 1, 2020, the recordkeeping, and trust services for the Plan were transitioned to Fidelity Workspace Services, LLC and Fidelity Management Trust Company Investments, respectively.
In October 1, 2020, the Company completed the sale of its U.S. State and Local Health and Human Services business to Veritas Capital. As a result, affected participants were terminated and became fully vested in their account balances. Upon termination of employment, affected participants had the option to leave their account balances if the account balance was $5,000 or more.
Plan Termination - Although it has not expressed any intent to do so, the Company reserves the right, under the Plan, to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, the participants' rights to the Company's contributions fully vest immediately.
Eligibility and Participation - Any eligible employee (as defined in the Plan) who has satisfied the Plan's age requirement, and is employed by a Participating Employer, and who receives a stated compensation in respect of employment on the U.S. payroll of the Company, is eligible to become a participant, with the exception of a person who is represented by a collective bargaining unit and whose benefits have been the subject of good faith bargaining under a contract that does not specify that such person is eligible to participate in the Plan. In addition, the Company may decide to exempt all employees of any division, unit, facility or class from coverage under the Plan. Any person who leaves the Company and, at a later time becomes re-employed, must reapply to participate in the Plan, provided he or she otherwise meets the eligibility requirements.

Employee and Company Contributions - An eligible employee who elects to become a participant may authorize any whole percentage (at least 1% but not more than 50%, subject to certain additional limitations for highly compensated employees) of their compensation (as defined in the Plan) to be deferred and contributed to the trust fund on a pre-tax or Roth basis on his or her behalf, subject to certain Code limitations. Any compensation deferral in excess of applicable Code limitations, together with income allocable to that excess, will be returned to a participant. Any matching Company contribution attributable to any excess contribution, and income allocable thereto, will be forfeited and returned to the Company via the forfeiture account or applied to reduce future matching Company contributions or Plan administrative expenses. The Plan permits participants age 50 and over to make additional "catch-up" contributions in excess of the statutory limit up to an additional $6,500 on a pre-tax or Roth basis in 2020.
The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at 3% of eligible compensation and their contributions invested in a designated balanced fund until changed by the participant. Contributions for those automatically enrolled in the Plan increase by one percent each year up to a maximum percentage specified by the Company.
A participant is not permitted to make voluntary after-tax contributions to the Plan unless the participant is part of a collective bargaining unit for which after-tax contributions have been negotiated.
The Company will contribute an amount equal to 50% of the first 6% of the participant's compensation deferral, except for certain groups of employees for whom, under the terms of their contract agreements, the Company will contribute different amounts.
Company match earned for all participants that are in the standard match is posted to participant accounts in January of the following year. In order to receive this match, participants must remain employed through the end of the year or terminate due to retirement or death. Retired or deceased employees receive their contribution as soon as administratively feasible. The few select participants that receive a match during the year include collectively bargained employees, Swiss Re and service contract employees. Participants should refer to the Plan document for more information about the aforementioned groups. Participants whose employment with a Participating Employer ceases on the last business day of the calendar year as a result of a workforce reduction shall be considered to have been employed with a Participating Employer on December 31 of the Plan Year and shall remain eligible to receive a matching contribution.
Additional profit-sharing amounts may be contributed at the discretion of the Company’s board of directors. During the year-ended December 31, 2020, there were no discretionary contributions made to the Plan.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution, the Company's matching and discretionary contributions and allocations of Plan investment returns, net of an allocation of investment management fees, and is reduced by any distributions. Allocations are based on participant earnings or account balances, as defined by the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.
Investments - Participants direct the investment of their contributions and account balance into various investment options offered by the Plan.

Vesting of Participants' Interests/Forfeitures - Participants are fully vested immediately in their contributions plus actual earnings thereon.

The majority of participants have a vested interest in his or her Matching Contributions Account of 100% after achieving one full year of service. A Participating Employer may make annual discretionary employer contributions to accounts of certain participants, in cash, for such employer's fiscal year. For a few selected groups of participants, vesting in his or her Matching Contributions Account, is equal to twenty-five percent (25%) after completing two full years of service and increasing by twenty-five percent (25%) for each additional full year of service. Vesting accelerates to 100% in the event of reaching age 65 while employed by the Company, upon severance by reason of death or total and permanent disability.
Any nonvested portion of the Matching Contributions Account will be forfeited at the earlier of five one-year consecutive Breaks in Service, or upon withdrawal from the Plan. Such forfeitures during 2020 amounted to $513,804. Forfeitures may be applied to reduce future matching contributions by the Company, pay Plan administrative expenses and restore amounts previously forfeited by terminated employees. The Plan had a forfeiture balance of $513,804 at December 31, 2020 and $138,828 at December 31, 2019. In 2020, employer contributions attributable to the year ended December 31, 2019 were reduced by $138,828. During 2020, employer contributions were reduced by $513,804 from forfeited nonvested accounts to fund contributions in 2021 related to plan year 2020.
Distributable Amounts, Withdrawals and Refunds - With a few exceptions applicable to a few selected groups, a participant may become entitled to his or her distributable benefit by reason of retirement, death, total and permanent disability, voluntary termination of employment, dismissal, or attainment of age fifty-nine and one-half (59-1/2). The rules of payment of a participant's distributable benefit depend upon the age of, and number of years of service completed by, the participant and the type of severance.
While still an employee, a participant may take a withdrawal of his or her compensation deferral contributions provided a fully completed application is submitted. The request for withdrawal will be approved if it is deemed that an adequate financial hardship and resulting need for such an amount has been demonstrated by the participant.
Administrative Expenses - Certain administrative expenses are paid by DXC (the "Plan sponsor"), as provided in the Plan document. Participants pay quarterly administrative costs of $10.25 for maintaining an account in the Plan. Additionally, participants also pay fees for loans and qualified domestic relation orders.
All investment management and transaction fees directly related to the Plan investments are paid by the Plan. Management fees and operating expenses charged to the Plan for investments are deducted from income earned on a daily basis and are not separately reflected. Consequently, investment management fees and operating expenses are reflected as a reduction of investment return for such investments.
Administrative Changes due to CARES Act - In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was enacted, and certain provisions of the CARES Act that pertain to retirement plans were implemented. As a result Plan participants impacted by the Coronavirus were able to:
•Withdraw, penalty free, up to $100,000 of vested account balances before December 31, 2020.
•Defer current active loan payments for the 2020 plan year.
•Suspend 2020 required minimum distributions ("RMD"), or for any RMD made prior to the enactment of the CARES Act, roll the RMD over to another eligible retirement plan within the prescribed timeframe according to IRS notice 2020-23.

Note 2 -Summary of Significant Accounting Policies

Basis of Accounting - The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates are based on management’s knowledge of historical information and current events, and expectations about actions that the Company may undertake in the future. Actual results could differ materially from those estimates. In the opinion of Company management, the accompanying consolidated financial statements contain all adjustments necessary, including those of a normal recurring nature, to fairly present the financial statements.
Risks and Uncertainties - The Plan utilizes various investment instruments including equity securities, fixed income securities, a self-directed brokerage account, short-term investment funds ("STIF"), commingled funds, and a stable value fund. Investment securities, in general, are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the value of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the financial statements.
Securities of international companies involves special risks and considerations not typically associated with investing in U.S. companies. These risks include devaluation of currencies, less reliable information about issuers, different securities transaction clearance and settlement practices, and possible adverse political and economic developments. Moreover, securities of many international companies and their markets may be less liquid and their prices more volatile than those securities of comparable U.S. companies.
Coronavirus disease 2019 ("COVID-19") was first reported in late 2019 and has since dramatically impacted the global health and economic environment, including millions of confirmed cases, business slowdowns or shutdowns, government challenges and market volatility. While Plan operations have not been significantly impacted by COVID-19, the Company and our global community continue to face tremendous challenges and we cannot predict how this dynamic situation will evolve or the impact it will have on the Plan's financial statements.
The Plan's investment in the following funds accounted for greater than 10% of total investments as of December 31, 2020 and 2019:

	2020	2019
EB DL ACWI EX US INDEX FUND CLASS I	10%	10%
TARGET SERIES RETIREMENT 2025	12%	12%
TARGET SERIES RETIREMENT 2030	11%	10%

Security Transactions - Security transactions are accounted for on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis. Net appreciation (depreciation) in fair value of investments includes realized and unrealized gains and losses on investments sold or held during the year.
Valuation of Investment Securities - The Plan's investments are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (see Note 4 - Fair Value Measurements).
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net depreciation includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Payment of Benefits - Benefit payments to participants are recorded upon distribution. Amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid were $733,264 and $1,879,464 at December 31, 2020 and 2019, respectively.

Accounting Standards Updates - In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which amends certain disclosure requirements of ASC 820. ASU 2018-13 removed the requirement to disclose the amount of and reasons for transfers between level 1 and level 2 of the fair value hierarchy as well as the policy for timing of transfers between levels. The ASU also modified the disclosure for investments in certain entities that calculate Net Asset Value (NAV) to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the Plan or announced the timing publicly. It also clarified the measurement uncertainty disclosure to communicate information about the uncertainty in measurement as of the reporting date. The guidance is effective for fiscal years beginning after December 15, 2019. The Plan adopted this ASU for the year ended December 31, 2020. The adoption does not have a material impact on the financial statements.

Note 3 - Tax Status

The Internal Revenue Service (“IRS”) has determined and informed the Company by a determination letter dated May 8, 2015, that the Plan and related trust are designed in accordance with applicable sections of the Code and therefore, the related trust is exempt from taxation. In December 2016, the IRS began publishing a Required Amendments List ("List") for individually designed plans which specifies changes in qualification requirements. The List is published annually and requires plans to be amended for each item on the List, as applicable, to retain its tax exempt status. The Plan has been subsequently amended since the date of the most recent determination letter, however, the Plan administrator and tax counsel believe that the Plan and related trust are currently designed, have been amended, and are being operated in compliance with applicable requirements of the Code. As such, no provision for income taxes has been included in the Plan's financial statements.

Note 4 - Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The objective of a fair value measurement is to estimate the price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Such transactions to sell an asset or transfer a liability are assumed to occur in the principal market for that asset or liability, or in the absence of the principal market, the most advantageous market.

Assets and liabilities subject to fair value measurement disclosures are required to be classified according to a three-level fair value hierarchy with respect to the inputs used to determine fair value. The level in which an asset or liability is disclosed within the fair value hierarchy is based on the lowest level input that is significant to the related fair value measurement in its entirety. The levels of input are defined as follows:

Level 1:	Quoted prices unadjusted for identical assets or liabilities in an active market.
Level 2:
Quoted prices for similar assets or liabilities in an active market, quoted prices for identical similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3:	Unobservable inputs that reflect the entity's own assumptions which market participants would use in pricing the asset or liability.

Asset Valuation Techniques - Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The following is a description of the valuation methodologies used for assets measured at fair value.
DXC Technology Stock Funds - A unitized stock fund operates similarly to a mutual fund, in that they are composed of stock, and a small percentage of cash or another short-term interest-bearing vehicle. The inclusion of cash provides liquid assets to allow for the daily processing of transfers, loans, and withdrawals. The value of a unit in a unitized stock fund is based on the NAV, which is the value of the underlying common stock and the cash piece held by the fund, divided by the number of units outstanding. Therefore, the NAV of the fund (the “unit price”) will, as a rule, be different from the closing price of the underlying stock on the applicable exchange. The individual assets of a stock fund (in this case, stock and short-term interest-bearing vehicle) are generally considered separately as individual investments for financial statement reporting purposes.
Self-directed brokerage account - Includes a variety of common stocks and mutual funds that are valued using quoted prices in active markets. The account is disclosed in the leveling table as a single line item for financial statement reporting purposes.
Mutual Funds - Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.
Separately Managed Accounts - A portfolio of individual securities, such as stocks or bonds, that is managed on the participant's behalf. Unlike a mutual fund or exchange-traded fund, the plan directly owns the individual securities instead of pooling his/her assets with other investors. The individual assets of a separately managed account/fund are held in the name of the plan (the plan owns the underlying securities) and are generally considered separately as individual investments for accounting, auditing and financial statement reporting purposes.

Included in the investment options are the following separately managed accounts for which the underlying investments are listed individually on Form 5500, Schedule H, Line 4i:
a.DXC Technology Stock Fund (DXC Technology Common Stock)*
b.BlackRock Core Bond Portfolio (Bond Option)*
c.Epoch Global Equity (Strategic Equity Option)*

*Refer to the table below for the type and classification of the underlying investments of these accounts.

Short term investment fund - Stated at amortized cost which approximates fair value.
Commingled funds - Valued at the net asset value of units of a bank collective trust. The net asset value as provided by the trustee is used as a practical expedient to estimate fair value. The net asset value is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported net asset value. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to confirm that securities liquidations will be carried out in an orderly business manner. The funds held by the Plan have a daily redemption frequency and have no unfunded commitments or notice period requirement for participants.

The fair value of Plan assets by investment category and the corresponding level within the fair value hierarchy as of December 31, 2020 was as follows:

	As of December 31, 2020
	Investment Assets at Fair Value
	Level 1	Level 2	Level 3	Total
DXC Technology Stock Fund
DXC Technology common stock	$80,286,852	$—	$—	$80,286,852
Short term investment fund	—	497,133	—	497,133

Self-directed brokerage	59,170,841	—	—	59,170,841

Mutual Funds	45,191,711	—	—	45,191,711

Separately managed accounts:
International equity	21,072,250	—	—	21,072,250
U.S. equity	30,563,722	—	—	30,563,722
U.S. treasuries	—	42,716,657	—	42,716,657
U.S. government agencies	—	9,441,212	—	9,441,212
State and local obligations	—	595,523	—	595,523
Non-U.S. government funds	—	1,720,228	—	1,720,228
Agency mortgage backed securities	—	26,950,341	—	26,950,341
Asset and other mortgage backed securities	—	7,470,227	—	7,470,227
Corporate bonds	—	69,034,347	—	69,034,347
Short term investment fund	—	2,400,711	—	2,400,711

Short-term investment fund	—	193,988,797	—	193,988,797

Total assets in the fair value hierarchy	236,285,376	354,815,176	—	591,100,552

Investments measured at NAV
Commingled funds	—	—	—	2,216,682,869
Total investments at fair value	$236,285,376	$354,815,176	$—	$2,807,783,421

The fair value of Plan assets by investment category and the corresponding level within the fair value hierarchy as of December 31, 2019 was as follows:

	As of December 31, 2019
	Investment Assets at Fair Value
	Level 1	Level 2	Level 3	Total
DXC Technology Stock Fund
DXC Technology common stock	$127,459,759	$—	$—	$127,459,759
Short term investment fund	—	1,018,181	—	1,018,181

Self-directed brokerage	31,565,610	—	—	31,565,610

Mutual Funds	51,086,064	—	—	51,086,064

Separately managed accounts:
International equity	26,884,366	—	—	26,884,366
U.S. equity	22,859,801	—	—	22,859,801
U.S. treasuries	—	35,867,130	—	35,867,130
U.S. government agencies	—	8,960,519	—	8,960,519
State and local obligations	—	650,451	—	650,451
Non-U.S. government funds	—	2,138,950	—	2,138,950
Agency mortgage backed securities	—	30,845,995	—	30,845,995
Asset and other mortgage backed securities	—	10,697,271	—	10,697,271
Corporate bonds	—	40,111,904	—	40,111,904
Short term investment fund	—	10,367,099	—	10,367,099

Short-term investment fund	—	188,175,339	—	188,175,339

Total assets in the fair value hierarchy	259,855,600	328,832,839	—	588,688,439

Investments measured at NAV
Commingled funds	—	—	—	2,126,583,922
Total investments at fair value	$259,855,600	$328,832,839	$—	$2,715,272,361

Note 5 - Notes Receivable to Participants

The Plan allows participants to borrow from their vested account balances from a minimum of $1,000 to a maximum of 50% of their vested account balances up to $50,000, subject to certain limitations. The loans are secured by the balance in the participant account and bear interest at the prime rate quoted in the Wall Street Journal plus 1%. Loan terms range from 1-5 years or up to 15 years for purchase of a principal residence.

Loan amounts are taken from the participants' accounts according to a priority specified in the Plan's loan rules and, within each account, prorated from the funds based on their balances at the time. Loan principal repayments go back into the participants' accounts in the reverse order of the priority specified in the Plan's loan rules. Interest payments are prorated to the participants' accounts based on each account's outstanding principal. Both loan principal and interest repayments are invested according to the participant's current investment fund elections. Principal and interest are paid ratably through payroll deductions.

Note 6 - Exempt Party-in-Interest Transactions

Certain investment funds are managed by the Trustee and its affiliate, FIAM Select Global Equity, therefore these transactions qualify as exempt party-in-interest transactions. All trustee fees associated with the short-term investment fund managed by the trustee were paid through the trust for the year ended December 31, 2020. During the year ended December 31, 2020, the Plan expensed $134,329 for Fidelity Management Trust Company's FIAM Select Global Equity fund manager fees.
Actual fees paid by the Plan for recordkeeping services to an affiliate of the trustee also qualify as party-in-interest transactions. Such costs are included in administrative expenses in the accompanying financial statements. Investment management fees paid by the Plan to certain investment managers qualify as party-in-interest transactions. These expenses are reflected in the financial statements as a reduction of the return on the Plan's investments.
The Plan held notes receivable from participants, and therefore, these transactions also qualify as party-in-interest investments. At December 31, 2020 and 2019, the Plan held 3,117,936 and 3,390,789 shares, respectively, of DXC Technology common stock with a cost basis of $114,741,972 and $77,461,813, respectively. During the year ended December 31, 2020, the Plan purchased $141,282,333 and sold $19,542,868 of these shares and received dividend income of $716,201.

Note 7 - Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	As of December 31,
	2020	2019
Net assets available for benefits per the financial statements	$2,852,708,240	$2,779,324,124
Amounts allocated to withdrawing participants	(733,264)	(1,879,464)
Net assets available for benefits per Form 5500	$2,851,974,976	$2,777,444,660

The following is a reconciliation of the net increase in net assets before plan transfers per the financial statements to the Form 5500 for the year ended December 31, 2020:

2020
Net increase in net assets before plan transfers per the financial statements	$73,384,116
Distributions allocated to withdrawing participants at end of year	(733,264)
Distributions allocated to withdrawing participants at start of year	1,879,464
Net increase in net assets per Form 5500	$74,530,316
The following is a reconciliation of distributions to participants per the financial statements to the Form 5500, for the year ended December 31, 2020:

2020
Distributions to participants per the financial statements	$455,166,704
Amounts allocated to withdrawing participants at end of year	733,264
Amounts allocated to withdrawing participants at start of year	(1,879,464)
Distributions to participants per the Form 5500	$454,020,504

Amounts allocated to withdrawing participants are recorded as distributions on the Form 5500 for benefit claims that have been processed and approved for payment prior to year-end but not paid as of that date.

Note 8 - Subsequent Events

Subsequent events were evaluated through June 28, 2021, the date the financial statements were issued.

As a result of the sale of DXC's healthcare provider software business to Dedalus Group effective April 1, 2021, participants who transfer to Dedalus Group cease participation in the Plan and become eligible for either the DH Software Delaware LLC 401(k) Plan or the DH Puerto Rico LLC Savings Plan.

As a result of the sale of DXC's Fixnetix business to Options Technology effective April 2, 2021, participants who transfer to Options Technology cease participation in the Plan and become eligible for a plan offered by Options Technology.

SUPPLEMENTAL SCHEDULE

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current Value
	State Street Global Advisor	Money Market Fund		$193,988,797
	Brown Brothers Harriman & Company	Collective Short Term Invest Fd		2,400,711
			Total Short-Term Investment Funds	196,389,508

*	DXC Technology Co.	Common Stock (3,117,936 shares)	$114,741,972	80,286,852
*	Fidelity Investment	Collective Short Term Invest Fd		497,133
			Total Common Stock	80,783,985

	Grantham, Mayo, Van Otterloo & Co.	GMO BNCHMRK-FREE ALL SER-R6		22,877,641
	Pacific Investment Management Company	PIMCO ALL ASSETS ALL AUTH-IS		22,314,070
			Total Mutual Funds	45,191,711

*	DXC Technology Co	Participant loans - Interest rates range from 3.25% to 9.25%. Maturities range from 2008 to 2046 [1]		20,518,012

	BlackRock	BLACKROCK GLOBAL ALLOCATION		24,319,435
	Mellon Bank N.A.	EB DL MRKT COMPLETION FUND		53,016,970

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current Value
	JP Morgan Re Funds	COMMINGLED PENSN TR FD DIVR JP		10,011,471
*	Mellon Bank N.A.	EB DL ACWI EX US INDEX FUND CLASS I		269,276,864
*	Mellon Bank N.A.	EB DL STOCK INDEX FUND CLASS I		215,757,620
*	Mellon Bank N.A.	BNY MELLON TIPS FUND		18,548,260
*	Fidelity	FIAM SELECT GLOBAL CIT		69,271,845
	JENNISON GLOBAL OPP FUND	PRUDENTIAL TR CO COLLECTIVE T		66,250,941
	State Street Global Advisor	SSGA TARGET RETIREMENT INCOME		104,554,512
	State Street Global Advisor	SSGA TARGET RETIREMENT 2020 SL		180,166,217
	State Street Global Advisor	SSGA TARGET RETIREMENT 2025 SL		339,724,803
	State Street Global Advisor	SSGA TARGET RETIREMENT 2030 SL		322,295,980
	State Street Global Advisor	SSGA TARGET RETIREMENT 2035 SL		223,722,055
	State Street Global Advisor	SSGA TARGET RETIREMENT 2040 SL		144,413,162
	State Street Global Advisor	SSGA TARGET RETIREMENT 2045 SL		80,980,447
	State Street Global Advisor	SSGA TARGET RETIREMENT 2050 SL		55,983,815
	State Street Global Advisor	SSGA TARGET RETIREMENT 2055		14,761,378
	State Street Global Advisor	SSGA TARGET RETIREMENT 2060		21,478,077
	State Street Global Advisor	SSGA TARGET RETIREMENT 2065		2,149,017
			Total Interest in Commingled Funds	2,216,682,869

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	ABBVIE INC	Corporate bonds	4.300%	5/14/1936		97,156
	ABBVIE INC	Corporate bonds	4.500%	5/14/2035		163,220
	ABBVIE INC	Corporate bonds	4.550%	3/15/2035		97,313
	ABBVIE INC	Corporate bonds	4.625%	10/1/2042		35,499
	ACTIVISION BLIZZARD INC	Corporate bonds	2.500%	9/15/2050		35,115
	ACTIVISION BLIZZARD INC	Corporate bonds	3.400%	9/15/2026		137,592
	AEP TEXAS INC	Corporate bonds	2.400%	10/1/2022		30,944
	AEP TEXAS INC	Corporate bonds	2.450%	1/15/2050		62,710
	AEP TRANSMISSION CO LLC	Corporate bonds	3.150%	9/15/2049		38,930
	AEP TRANSMISSION CO LLC	Corporate bonds	3.650%	4/1/2050		18,153
	AEP TRANSMISSION CO LLC	Corporate bonds	3.750%	12/1/2047		42,581
	AEP TRANSMISSION CO LLC	Corporate bonds	4.250%	9/15/2048		9,213
	AETNA INC	Corporate bonds	4.125%	11/15/2042		13,025
	AETNA INC MTN	Corporate bonds	4.500%	5/15/2042		20,914
	AIR CANADA 2015-2 CLASS B 144A	Corporate bonds	5.000%	6/15/2025		11,463
	AIR CANADA 2017-1 CLASS A 144A	Corporate bonds	3.300%	7/15/2031		17,563
	AIR PRODUCTS & CHEMICALS INC	Corporate bonds	2.800%	5/15/2002		43,878
	ALABAMA POWER CO	Corporate bonds	3.750%	3/1/2045		47,104
	ALABAMA POWER CO	Corporate bonds	4.150%	8/15/2044		38,002

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	ALIBABA GROUP HOLDING LTD	Corporate bonds	3.400%	12/6/2027		223,614
	ALTRIA GROUP INC	Corporate bonds	4.000%	1/31/2024		21,963
	ALTRIA GROUP INC	Corporate bonds	4.800%	2/14/2029		159,482
	ALTRIA GROUP INC	Corporate bonds	5.800%	2/14/2039		150,029
	AMAZON.COM INC	Corporate bonds	3.880%	8/22/2037		69,773
	AMER AIRLINE 19-1B PTT	Corporate bonds	3.850%	8/15/2029		39,533
	AMEREN ILLINOIS CO	Corporate bonds	3.250%	3/15/2050		46,736
	AMEREN ILLINOIS CO	Corporate bonds	3.800%	5/15/2028		23,302
	AMERICAN AIRLINES 2015-2 CLASS AA PASS TH	Corporate bonds	3.600%	3/22/2029		15,490
	AMERICAN AIRLINES 2016-1 CLASS B PASS THR	Corporate bonds	5.250%	1/15/2024		27,321
	AMERICAN AIRLINES 2017-1 CLASS AA PASS TH	Corporate bonds	3.650%	2/15/2029		15,035
	AMERICAN AIRLINES 2017-1 CLASS B PASS THR	Corporate bonds	4.950%	2/15/2025		12,367
	AMERICAN AIRLINES 2019-1 CLASS AA PASS TH	Corporate bonds	3.150%	2/15/2032		42,549
	AMERICAN AIRLINES INC	Corporate bonds	3.000%	4/15/2030		24,936
	AMERICAN AIRLS 2015-2 PASS THRU TRS	Corporate bonds	4.400%	9/22/2023		61,411
	AMERICAN AIRLS INC 2016-1 CL AA PASS THRU	Corporate bonds	3.575%	1/15/2028		16,036
	AMERICAN AIRLS INC 2016-2 CL AA PASS THRU	Corporate bonds	3.200%	6/30/2030		18,153
	AMERICAN INTERNATIONAL GRP INC	Corporate bonds	3.400%	6/15/2028		83,592
	AMERICAN TOWER CORP	Corporate bonds	1.875%	10/15/2030		21,171

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	AMERICAN TOWER CORP	Corporate bonds	2.100%	6/15/2030		29,748
	AMERICAN TOWER CORP	Corporate bonds	3.800%	8/15/2029		113,883
	AMERICAN TOWER CORP	Corporate bonds	3.950%	3/15/2029		55,842
	AMGEN INC	Corporate bonds	5.150%	11/15/2041		853,463
	AMGEN INC	Corporate bonds	3.150%	2/21/2040		104,434
	AMGEN INC	Corporate bonds	4.400%	5/1/2045		44,405
	ANALOG DEVICES INC	Corporate bonds	4.500%	12/5/2036		27,587
	ANHEUSER BUSCH INBEV WORLD INC	Corporate bonds	5.450%	1/23/2039		109,360
	ANHEUSER-BUSCH COS LLC	Corporate bonds	4.700%	2/1/2036		533,999
	AON CORP	Corporate bonds	2.800%	5/15/2030		41,435
	AON CORP	Corporate bonds	4.500%	12/15/2028		24,131
	AON PLC	Corporate bonds	4.450%	5/24/2043		27,972
	AON PLC	Corporate bonds	4.600%	6/14/2044		66,256
	APPLE INC	Corporate bonds	2.550%	8/20/2060		55,404
	APPLE INC	Corporate bonds	3.850%	8/4/2046		86,015
	APPLIED MATERIALS INC	Corporate bonds	1.750%	6/1/2030		114,966
	APPLIED MATERIALS INC	Corporate bonds	3.300%	4/1/2027		59,122
	ARES CAPITAL CORP	Corporate bonds	3.600%	1/15/2026		117,001
	ARES CAPITAL CORP	Corporate bonds	4.250%	3/1/2025		130,058

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	ASTRAZENECA PLC	Corporate bonds	1.375%	8/6/2030		82,078
	ASTRAZENECA PLC	Corporate bonds	3.375%	11/16/2025		68,602
	AT&T INC	Corporate bonds	3.500%	9/15/2053		162,379
	AT&T INC	Corporate bonds	3.550%	9/15/2055		274,532
	AT&T INC	Corporate bonds	3.800%	12/1/2057		97,629
	AT&T INC	Corporate bonds	5.150%	3/15/2042		44,554
	AT&T INC	Corporate bonds	4.900%	6/15/2042		85,828
	ATLANTA WTR&WST	Corporate bonds	2.257%	11/1/2035		26,252
	AUTODESK INC	Corporate bonds	2.850%	1/15/2030		102,104
	AUTODESK INC	Corporate bonds	4.375%	6/15/2025		28,585
	BAE SYSTEMS HOLDINGS INC	Corporate bonds	3.800%	10/7/2024		155,657
	BAE SYSTEMS HOLDINGS INC	Corporate bonds	3.850%	12/15/2025		28,344
	BAE SYSTMS PLC 144A	Corporate bonds	4.750%	10/11/2021		33,027
	BALTIMORE GAS & ELECTRIC CO	Corporate bonds	3.750%	8/15/2047		118,682
	BANCO SANTANDER SA	Corporate bonds	2.706%	6/27/2024		213,521
	BANK AMER FDG CORP	Corporate bonds	3.950%	4/21/2025		73,270
	BANK NEW YORK MELLON CORP	Corporate bonds	3.442%	2/7/2028		55,930
	BANK NEW YORK MELLON CORP	Corporate bonds	4.625%	12/31/2199		47,700
	BANK NEW YORK MELLON CORP	Corporate bonds	4.950%	12/31/2199		15,015

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	BANK OF AMERICA CORPORATION	Corporate bonds	1.197%	10/24/2026		87,125
	BANK OF AMERICA CORPORATION	Corporate bonds	1.319%	6/19/2026		43,908
	BANK OF AMERICA CORPORATION	Corporate bonds	2.496%	2/13/2031		211,237
	BANK OF AMERICA CORPORATION	Corporate bonds	2.676%	6/19/2041		104,030
	BANK OF AMERICA CORPORATION	Corporate bonds	2.884%	10/22/2030		42,804
	BANK OF AMERICA CORPORATION	Corporate bonds	3.004%	12/20/2023		77,922
	BANK OF AMERICA CORPORATION	Corporate bonds	3.194%	7/23/2030		69,448
	BANK OF AMERICA CORPORATION	Corporate bonds	3.360%	1/23/2026		64,941
	BANK OF AMERICA CORPORATION	Corporate bonds	3.419%	12/20/2028		59,925
	BANK OF AMERICA CORPORATION	Corporate bonds	3.456%	3/15/2025		31,570
	BANK OF AMERICA CORPORATION	Corporate bonds	3.559%	4/23/2027		251,732
	BANK OF AMERICA CORPORATION	Corporate bonds	3.705%	4/24/2028		330,028
	BANK OF AMERICA CORPORATION	Corporate bonds	3.875%	8/1/2025		79,829
	BANK OF AMERICA CORPORATION	Corporate bonds	3.970%	3/5/2029		46,599
	BANK OF AMERICA CORPORATION	Corporate bonds	3.974%	2/7/2030		34,141
	BANK OF AMERICA CORPORATION	Corporate bonds	VAR	3/5/2024		263,905
	BANK OF AMERICA CORPORATION	Corporate bonds	VAR	10/1/2025		38,964
	BANK OF AMERICA CORPORATION	Corporate bonds	4.078%	4/23/2040		38,119
	BANK OF AMERICA CORPORATION	Corporate bonds	4.450%	3/3/2026		180,634

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	BANK OF AMERICA CORPORATION	Corporate bonds	5.875%	12/31/2199		45,200
	BANK OF AMERICA CORPORATION SOFR	Corporate bonds	0.981%	9/25/2025		61,653
	BANK OF AMERICA CORPORATION	Corporate bonds	3.824%	1/20/2028		145,818
	BARCLAYS BANK PLC	Corporate bonds	4.338%	5/16/2024		436,145
	BARCLAYS PLC	Corporate bonds	3.250%	1/12/2021		210,113
	BAT CAPITAL CORP	Corporate bonds	2.726%	3/25/2031		63,144
	BAT CAPITAL CORP	Corporate bonds	3.557%	8/15/2027		126,888
	BAT CAPITAL CORP	Corporate bonds	4.906%	4/2/2030		123,124
	BAT INTL FINANCE PLC	Corporate bonds	1.668%	3/25/2026		145,319
	BBCMS MTG TR	Corporate bonds	VAR	12/15/2051		118,262
	BIOGEN INC	Corporate bonds	2.250%	5/1/2030		80,371
	BNP PARIBAS 144A	Corporate bonds	3.375%	1/9/2025		302,477
	BOARDWALK PIPELINES LP	Corporate bonds	4.800%	5/3/2029		11,454
	BOEING CO	Corporate bonds	1.875%	6/15/2023		35,614
	BOEING CO	Corporate bonds	4.508%	5/1/2023		90,785
	BOEING CO	Corporate bonds	4.875%	5/1/2025		180,072
	BOEING CO	Corporate bonds	5.930%	5/1/2060		38,233
	BOSTON PPTYS LTD PARTNERSHIP	Corporate bonds	4.500%	12/1/2028		45,430
	BOSTON SCIENTIFIC CORP	Corporate bonds	2.650%	6/1/2030		33,249

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	BP CAP MARKETS AMERICA INC	Corporate bonds	3.410%	2/11/2026		96,190
	BP CAP MARKETS AMERICA INC	Corporate bonds	3.796%	9/21/2025		18,133
	BRISTOL-MYERS SQUIBB CO	Corporate bonds	3.450%	11/15/2027		17,297
	BRISTOL-MYERS SQUIBB CO	Corporate bonds	3.900%	2/20/2028		24,854
	BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3	Corporate bonds	3.875%	1/15/2027		214,613
	BROADCOM INC	Corporate bonds	2.250%	11/15/2023		186,931
	BROADCOM INC	Corporate bonds	4.750%	4/15/2029		229,501
	BURLINGTON NORTHN SANTA FE LLC	Corporate bonds	4.550%	9/1/2044		21,579
	BURLINGTON NORTHN SANTA FE LLC	Corporate bonds	4.700%	9/1/2044		32,292
	CALIFORNIA INST TECHNOLOGY	Corporate bonds	4.321%	8/1/2045		150,213
	CAMERON LNG LLC 144A	Corporate bonds	3.302%	1/15/2035		62,019
	CAMERON LNG LLC	Corporate bonds	3.402%	1/15/2038		68,632
	CANADIAN PAC RY CO	Corporate bonds	2.050%	3/5/2030		50,407
	CAPITAL ONE FINANCIAL CORP	Corporate bonds	3.650%	5/11/2027		45,795
	CARRIER GLOBAL CORP	Corporate bonds	2.242%	2/15/2025		257,271
	CC HOLDINGS	Corporate bonds	3.849%	4/15/2023		258,646
	CENTERPOINT ENERGY HOUSTON ELE	Corporate bonds	3.550%	8/1/2042		23,461
	CENTERPOINT ENERGY HOUSTON ELE	Corporate bonds	1.750%	10/1/2030		129,159
	CGRBS 2013-VN05 A	Corporate bonds	3.369%	3/13/2023		104,949

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	CHARTER COMM OPER LLC/CAP CORP	Corporate bonds	5.750%	4/1/2048		300,495
	CHARTER COMM OPER LLC/CAP CORP	Corporate bonds	6.384%	12/23/2035		117,744
	CHENIERE CORPUS CHRISTI HLD	Corporate bonds	5.875%	3/31/2025		132,649
	CHENIERE CORPUS CHRISTI HLD	Corporate bonds	7.000%	6/30/2024		175,143
	CHEVRON CORP NEW	Corporate bonds	3.078%	5/11/2050		27,716
	CIGNA CORP	Corporate bonds	3.500%	6/15/2024		98,319
	CIGNA CORP	Corporate bonds	3.750%	7/15/2023		83,237
	CIGNA CORP	Corporate bonds	4.125%	11/15/2025		232,634
	CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-	Corporate bonds	3.251%	5/10/2035		219,887
	CITIGROUP INC	Corporate bonds	3.668%	7/24/2028		276,516
	CITIGROUP INC	Corporate bonds	3.980%	3/20/2030		164,563
	CITIGROUP INC	Corporate bonds	4.000%	12/31/2199		35,919
	CITIGROUP INC	Corporate bonds	4.075%	4/23/2029		117,238
	CITIGROUP INC	Corporate bonds	4.450%	9/29/2027		67,203
	CITIGROUP INC	Corporate bonds	4.600%	3/9/2026		19,925
	CITIGROUP INC	Corporate bonds	5.500%	9/13/2025		15,623
	CITIGROUP INC	Corporate bonds	VAR	6/3/2031		280,165
	COCA COLA CO	Corporate bonds	1.375%	3/15/2031		55,861
	COCA COLA CO	Corporate bonds	1.650%	6/1/2030		90,306

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	COCA COLA CO	Corporate bonds	2.125%	9/6/2029		17,112
	COCA COLA CO	Corporate bonds	3.450%	3/25/2030		28,274
	COMCAST CORP	Corporate bonds	3.300%	2/1/2027		222,414
	COMCAST CORP NEW	Corporate bonds	1.950%	1/15/2031		238,566
	COMCAST CORP NEW	Corporate bonds	2.650%	2/1/2030		73,188
	COMCAST CORP NEW	Corporate bonds	2.650%	8/15/2062		42,943
	COMCAST CORP NEW	Corporate bonds	3.250%	11/1/2039		49,869
	COMCAST CORP NEW	Corporate bonds	3.300%	4/1/2027		27,295
	COMCAST CORP NEW	Corporate bonds	3.400%	4/1/2030		68,008
	COMCAST CORP NEW	Corporate bonds	3.400%	7/15/2046		71,174
	COMCAST CORP NEW	Corporate bonds	3.900%	3/1/2038		45,220
	COMCAST CORP NEW	Corporate bonds	3.999%	11/1/2049		8,812
	COMCAST CORP NEW	Corporate bonds	4.600%	10/15/2038		7,896
	COMCAST CORP NEW	Corporate bonds	4.950%	10/15/2058		27,274
	COMMONSPIRIT HEALTH	Corporate bonds	2.782%	10/1/2030		26,452
	COMMONWEALTH EDISON CO	Corporate bonds	4.600%	8/15/2043		6,584
	CONCHO RES INC	Corporate bonds	2.400%	2/15/2031		12,552
	CONSUMERS ENERGY CO	Corporate bonds	3.100%	8/15/2050		27,690
	CONSUMERS ENERGY CO	Corporate bonds	3.250%	8/15/2046		17,070

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	CONSUMERS ENERGY CO	Corporate bonds	3.750%	2/15/2050		100,421
	CONSUMERS ENERGY CO	Corporate bonds	3.800%	11/15/2028		23,602
	CORNING INC	Corporate bonds	4.375%	11/15/2057		26,210
	COX COMM INC 144	Corporate bonds	3.250%	12/15/2022		64,249
	COX COMMUNICATIONS INC NEW	Corporate bonds	3.150%	8/15/2024		115,992
	COX COMMUNICATIONS INC NEW	Corporate bonds	3.350%	9/15/2026		11,233
	CREDIT SUISSE GRP AG	Corporate bonds	2.193%	6/5/2026		62,690
	CROWN CASTLE INTL CORP	Corporate bonds	3.300%	7/1/2030		189,057
	CROWN CASTLE INTL CORP	Corporate bonds	3.700%	6/15/2026		75,484
	CROWN CASTLE INTL CORP	Corporate bonds	5.200%	2/15/2049		21,753
	CSX CORP	Corporate bonds	2.600%	11/1/2026		48,096
	CSX CORP	Corporate bonds	3.250%	6/1/2027		132,197
	CSX CORP	Corporate bonds	3.800%	11/1/2046		31,128
	CSX CORP MTN	Corporate bonds	5.500%	4/15/2041		4,190
	CVS HEALTH CORP	Corporate bonds	3.000%	8/15/2026		77,519
	CVS HEALTH CORP	Corporate bonds	3.625%	4/1/2027		13,650
	CVS HEALTH CORP	Corporate bonds	3.700%	3/9/2023		14,987
	CVS HEALTH CORP	Corporate bonds	3.875%	7/20/2025		86,120
	CVS HEALTH CORP	Corporate bonds	4.300%	3/25/2028		89,272

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	CVS HEALTH CORP	Corporate bonds	5.125%	7/20/2045		142,502
	DAIMLER FIN NORTH AMER LLC	Corporate bonds	2.125%	3/10/2025		157,537
	DAIMLER FIN NORTH AMER LLC	Corporate bonds	2.300%	2/12/2021		150,303
	DAIMLER FIN NORTH AMER LLC	Corporate bonds	3.350%	2/22/2023		211,648
	DANAHER CORP SER B	Corporate bonds	5.000%	4/15/2023		1,531,707
	DANSKE BANK AS (UNGTD)	Corporate bonds	1.226%	6/22/2024		286,951
	DANSKE BANK AS (UNGTD)	Corporate bonds	3.875%	9/12/2023		344,784
	DANSKE BK AS MTN	Corporate bonds	3.001%	9/20/2022		203,160
	DAYTON POWER & LIGHT CO.	Corporate bonds	3.950%	6/15/2049		53,308
	DELTA AIR LINES 2019-1 CLASS AA PASS THRO	Corporate bonds	3.204%	10/25/2025		51,371
	DEUTSCHE BANK AG	Corporate bonds	4.100%	1/13/2026		18,826
	DEUTSCHE BANK AG NEW YORK BNCH	Corporate bonds	2.129%	11/24/2026		153,410
	DIAMOND 1 FINANCE CORP / DIAMOND 2 FINANC	Corporate bonds	8.100%	7/15/2036		69,440
	DIAMONDBACK ENERGY INC	Corporate bonds	2.875%	12/1/2024		21,019
	DIAMONDBACK ENERGY INC	Corporate bonds	3.500%	12/1/2029		102,507
	DIAMONDBACK ENERGY INC	Corporate bonds	4.750%	5/31/2025		31,516
	DISCOVERY COMML	Corporate bonds	4.950%	5/15/2042		27,572
	DISCOVERY COMMUNICATIONS LLC	Corporate bonds	4.125%	5/15/2029		51,337
	DISNEY (WALT) CO	Corporate bonds	2.000%	9/1/2029		216,236

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	DOLLAR GEN CORP NEW	Corporate bonds	3.500%	4/3/2030		20,653
	DOW CHEMICAL CO	Corporate bonds	4.550%	11/30/2025		35,095
	DOWDUPONT INC	Corporate bonds	4.493%	11/15/2025		163,395
	DTE ELEC CO	Corporate bonds	3.700%	3/15/2045		20,507
	DTE ELEC CO	Corporate bonds	3.950%	3/1/2049		58,267
	DTE ELEC CO	Corporate bonds	4.050%	5/15/2048		14,432
	DUKE ENERGY CORP(CAROLINAS LLC	Corporate bonds	3.875%	3/15/2046		104,283
	DUKE ENERGY FLORIDA LLC	Corporate bonds	1.750%	6/15/2030		106,280
	DUKE ENERGY FLORIDA LLC	Corporate bonds	2.500%	12/1/2029		168,018
	DUKE ENERGY FLORIDA LLC	Corporate bonds	4.200%	7/15/2048		53,949
	DUKE ENERGY OH INC	Corporate bonds	3.650%	2/1/2029		61,376
	DUKE ENERGY OH INC	Corporate bonds	3.700%	6/15/2046		35,496
	DUKE ENERGY PROGRESS INC	Corporate bonds	4.150%	12/1/2044		82,353
	DUKE ENERGY PROGRESS LLC	Corporate bonds	3.450%	3/15/2029		5,753
	DUKE ENERGY PROGRESS LLC	Corporate bonds	4.200%	8/15/2045		12,677
	DXC TECHNOLOGY CO	Corporate bonds	4.000%	4/15/2023		76,591
	E TRADE FINANCIAL	Corporate bonds	3.800%	8/24/2027		5,765
	EASTMAN CHEMICAL CO	Corporate bonds	3.800%	3/15/2025		53,359
	EDISON INTERNATIONAL	Corporate bonds	2.400%	9/15/2022		66,429

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	ELECTRONIC ARTS INC	Corporate bonds	4.800%	3/1/2026		39,247
	ENERGY TRANSFER OPERATING LP	Corporate bonds	4.900%	2/1/2024		5,472
	ENERGY TRANSFER OPERATING MLP	Corporate bonds	4.500%	4/15/2024		14,216
	ENERGY TRANSFER PARTNERS MLP	Corporate bonds	4.200%	4/15/2027		33,045
	ENERGY TRANSFER PARTNERS MLP	Corporate bonds	4.750%	1/15/2026		33,937
	ENTERGY LA LLC	Corporate bonds	4.000%	3/15/2033		62,183
	ENTERGY LA LLC	Corporate bonds	4.200%	9/1/2048		46,802
	ENTERGY LA LLC	Corporate bonds	5.400%	11/1/2024		23,538
	ENTERGY TEX INC	Corporate bonds	3.450%	12/1/2027		34,969
	ENTERPRISE MTN	Corporate bonds	6.125%	10/15/2039		79,241
	ENTERPRISE PRD	Corporate bonds	7.550%	4/15/2038		39,642
	EOG RESOURCES INC	Corporate bonds	3.900%	4/1/2035		23,451
	EOG RESOURCES INC	Corporate bonds	4.150%	1/15/2026		22,042
	EQUIFAX INC	Corporate bonds	2.300%	6/1/2021		10,056
	EQUIFAX INC	Corporate bonds	3.600%	8/15/2021		2,037
	EQUINIX INC	Corporate bonds	1.000%	9/15/2025		86,220
	EQUINIX INC	Corporate bonds	3.200%	11/18/2029		73,811
	EXELON CORP	Corporate bonds	2.450%	4/15/2021		5,020
	EXELON CORP	Corporate bonds	5.625%	6/15/2035		62,173

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	EXPEDIA INC DEL	Corporate bonds	3.800%	2/15/2028		23,634
	FEDEX CORP	Corporate bonds	3.875%	8/1/2042		72,214
	FEDEX CORP	Corporate bonds	3.900%	2/1/2035		21,478
	FIDELITY NATL INFORM SVCS INC	Corporate bonds	3.000%	8/15/2026		5,568
	FIRSTENERGY CORP	Corporate bonds	2.050%	3/1/2025		11,950
	FIRSTENERGY CORP	Corporate bonds	2.250%	9/1/2030		33,836
	FIRSTENERGY CORP	Corporate bonds	2.650%	3/1/2030		47,124
	FIRSTENERGY CORP	Corporate bonds	3.400%	3/1/2050		35,377
	FIRSTENERGY CORP	Corporate bonds	7.375%	11/15/2031		18,528
	FIRSTENERGY TRANSMISSION LLC	Corporate bonds	4.350%	1/15/2025		26,161
	FIRSTENERGY TRANSMISSION LLC	Corporate bonds	4.550%	4/1/2049		85,114
	FISERV INC	Corporate bonds	3.500%	7/1/2029		31,678
	FISERV INC	Corporate bonds	4.200%	10/1/2028		75,693
	FIRSTENERGY TRANSMISSION LLC	Corporate bonds	5.450%	7/15/2044		196,305
	FISERV INC	Corporate bonds	2.650%	6/1/2030		35,753
	FLAP&L	Corporate bonds	5.690%	3/1/2040		10,374
	FLORDIA PWR & LT	Corporate bonds	3.700%	12/1/2047		160,873
	FLORDIA PWR & LT	Corporate bonds	3.800%	12/15/2042		12,370
	FLORDIA PWR & LT	Corporate bonds	3.950%	3/1/2048		11,737

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FORD CR FLOORPLN MAST OWN TR A	Corporate bonds	2.440%	9/1/2026		226,461
	FORD CR FLOORPLN MAST OWN TR A	Corporate bonds	3.060%	4/15/2026		281,682
	GE CAP CORP	Corporate bonds	5.875%	1/14/2038		59,566
	GE CAP INTL FDG CO 144A	Corporate bonds	4.418%	11/15/2035		238,488
	GE-CORP	Corporate bonds	4.125%	10/9/2042		15,217
	GENERAL DYNAMICS CORP	Corporate bonds	3.500%	4/1/2027		106,946
	GENERAL DYNAMICS CORP	Corporate bonds	3.750%	5/15/2028		63,148
	GENERAL MOTORS CO	Corporate bonds	5.400%	10/2/2023		73,898
	GENERAL MTRS FIN	Corporate bonds	3.450%	1/14/2022		105,754
	GENERAL MTRS FINL CO INC	Corporate bonds	3.150%	6/30/2022		16,565
	GENERAL MTRS FINL CO INC	Corporate bonds	4.000%	1/15/2025		124,409
	GENERAL MTRS FINL CO INC	Corporate bonds	4.150%	6/19/2023		7,530
	GENERAL MTRS FINL CO INC	Corporate bonds	4.200%	11/6/2021		374,145
	GENERAL MTRS FINL CO INC	Corporate bonds	4.350%	4/9/2025		34,602
	GENERAL MTRS FINL CO INC	Corporate bonds	5.100%	1/17/2024		108,533
	GENERAL MTRS FINL CO INC	Corporate bonds	5.200%	3/20/2023		212,707
	GENERAL MTRS FINL CO INC	Corporate bonds	5.250%	3/1/2026		22,399
	GEORGIA PAC LLC	Corporate bonds	1.750%	9/30/2025		19,860
	GILEAD SCIENCES	Corporate bonds	4.800%	4/1/2044		115,995

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	GILEAD SCIENCES INC	Corporate bonds	4.150%	3/1/2047		17,074
	GLOBAL PAYMENTS INC	Corporate bonds	2.900%	5/15/2030		25,008
	GLOBAL PAYMENTS INC	Corporate bonds	3.200%	8/15/2029		22,199
	GLP CAP LP / GLP FING II INC	Corporate bonds	4.000%	1/15/2031		78,568
	GLP CAP LP / GLP FING II INC	Corporate bonds	5.250%	6/1/2025		70,880
	GLP CAP LP / GLP FING II INC	Corporate bonds	5.300%	1/15/2029		19,782
	GOLDMAN SACHS GROUP INC	Corporate bonds	2.875%	2/2/2021		8,015
	GOLDMAN SACHS GROUP INC	Corporate bonds	2.876%	10/31/2022		163,244
	GOLDMAN SACHS GROUP INC	Corporate bonds	2.908%	6/5/2023		34,161
	GOLDMAN SACHS GROUP INC	Corporate bonds	3.500%	1/23/2025		228,418
	GOLDMAN SACHS GROUP INC	Corporate bonds	3.500%	4/1/2025		240,197
	GOLDMAN SACHS GROUP INC	Corporate bonds	3.500%	11/16/2026		171,760
	GOLDMAN SACHS GROUP INC	Corporate bonds	3.750%	2/25/2026		114,706
	GOLDMAN SACHS GROUP INC	Corporate bonds	3.750%	5/22/2025		25,818
	GOLDMAN SACHS GROUP INC (THE) FRN	Corporate bonds	VAR	5/15/2026		114,192
	GOLDMAN SACHS GROUP INC (THE) FRN	Corporate bonds	VAR	5/15/2026		30,122
	HACKENSACK MERIDIAN HEALTH	Corporate bonds	2.875%	9/1/2025		62,816
	HARRIS CORP DEL	Corporate bonds	4.400%	6/15/2028		126,480
	HARTFORD FINL SVCS	Corporate bonds	4.300%	4/15/2043		27,700

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	HASBRO INC	Corporate bonds	2.600%	11/19/2022		6,231
	HASBRO INC	Corporate bonds	3.900%	11/19/2029		7,921
	HCA INC	Corporate bonds	5.250%	6/15/2026		176,304
	HCA INC	Corporate bonds	5.250%	4/15/2025		130,756
	HEWLETT PACKARD ENTERPRISE CO	Corporate bonds	4.650%	10/1/2024		88,523
	HOME DEPOT INC	Corporate bonds	3.300%	4/15/2040		47,078
	HOME DEPOT INC	Corporate bonds	4.200%	4/1/2043		14,287
	HONEYWELL INTL INC	Corporate bonds	3.812%	11/21/2047		16,612
	HSBC HOLDINGS PLC	Corporate bonds	3.262%	3/13/2023		513,660
	HSBC HOLDINGS PLC	Corporate bonds	4.583%	6/19/2029		236,509
	HUMANA INC	Corporate bonds	4.500%	4/1/2025		128,652
	HUNTINGTON INGALLS INDUSTR INC	Corporate bonds	3.483%	12/1/2027		101,967
	HUNTINGTON INGALLS INDUSTR INC	Corporate bonds	3.844%	5/1/2025		104,528
	HUNTINGTON INGALLS INDUSTR INC	Corporate bonds	4.200%	5/1/2030		63,971
	HUNTINGTON NATL BK COLUMBUS OH	Corporate bonds	3.250%	5/14/2021		261,135
	HYUNDAI CAP AMER	Corporate bonds	2.375%	2/10/2023		144,279
	HYUNDAI CAP AMER MTN BE 144A	Corporate bonds	3.950%	2/1/2022		98,148
	HYUNDAI CAP SVCS INC	Corporate bonds	3.000%	8/29/2022		207,389
	IBM CORP	Corporate bonds	6.500%	1/15/2028		38,783

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	IBM CORPORATION	Corporate bonds	2.850%	5/15/2040		107,475
	IBM CORPORATION	Corporate bonds	3.300%	5/15/2026		112,969
	IHS MARKIT LTD	Corporate bonds	4.750%	2/15/2025		67,708
	INTEL CORP	Corporate bonds	2.450%	11/15/2029		170,218
	INTEL CORP	Corporate bonds	3.900%	3/25/2030		28,786
	INTERCONTINENTAL EXCHANGE INC	Corporate bonds	2.100%	6/15/2030		150,949
	INTERNATIONAL PAPER CO	Corporate bonds	4.400%	8/15/2047		32,654
	ITC HLDGS CORP	Corporate bonds	2.700%	11/15/2022		31,217
	JETBLUE 2020-1 CLASS A PASS THROUGH TRUST	Corporate bonds	4.000%	5/15/2034		32,252
	JOHNSON & JOHNSON	Corporate bonds	2.900%	1/15/2028		67,669
	JP MORGAN CHASE CMS TR 12-CIBX	Corporate bonds	VAR	6/15/2045		456,574
	JP MORGAN MORTGAGE TRUST 2017-2	Corporate bonds	3.000%	5/25/2047		57,639
	JP MORGAN MORTGAGE TRUST 2019-7	Corporate bonds	2.608%	2/25/2050		43,721
	JP MORGAN MORTGAGE TRUST 2019-INV2	Corporate bonds	VAR	2/25/2050		115,671
	JP MORGAN MORTGAGE TRUST 2019-INV3	Corporate bonds	VAR	5/25/2050		87,921
	JP MORGAN MORTGAGE TRUST 2019-LTV3	Corporate bonds	2.728%	3/25/2050		125,603
	JP MORGAN MORTGAGE TRUST 2020-8 A11	Corporate bonds	VAR	3/25/2051		165,231
	JP MORGAN MORTGAGE TRUST 2020-LTV1	Corporate bonds	2.658%	6/25/2050		85,253
	JPMC CO	Corporate bonds	4.260%	2/22/2048		31,380

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	JPMCC 2019 MFP	Corporate bonds	VAR	7/15/2036		118,195
	JPMDB 2017-C5 A5	Corporate bonds	3.694%	3/1/2050		131,127
	JPMMT 17-1 A4-144A	Corporate bonds	3.500%	1/25/2047		44,937
	JPMORGAN CHASE & CO	Corporate bonds	2.005%	3/13/2026		398,021
	JPMORGAN CHASE & CO	Corporate bonds	2.083%	4/22/2026		58,075
	JPMORGAN CHASE & CO	Corporate bonds	2.301%	10/15/2025		76,416
	JPMORGAN CHASE & CO	Corporate bonds	3.200%	6/26/2026		145,517
	JPMORGAN CHASE & CO	Corporate bonds	3.220%	3/1/2025		17,270
	JPMORGAN CHASE & CO	Corporate bonds	3.509%	1/23/2029		4,562
	JPMORGAN CHASE & CO	Corporate bonds	3.540%	5/1/2028		186,238
	JPMORGAN CHASE & CO	Corporate bonds	3.559%	4/23/2024		38,583
	JPMORGAN CHASE & CO	Corporate bonds	3.960%	1/29/2027		105,692
	JPMORGAN CHASE & CO	Corporate bonds	4.005%	4/23/2029		393,135
	JPMORGAN CHASE & CO	Corporate bonds	4.023%	12/5/2024		167,435
	JPMORGAN CHASE & CO	Corporate bonds	4.125%	12/15/2026		50,285
	JPMORGAN CHASE & CO	Corporate bonds	4.203%	7/23/2029		130,262
	JPMORGAN CHASE & CO	Corporate bonds	4.452%	12/5/2029		63,417
	JPMORGAN CHASE & CO FRN	Corporate bonds	VAR	10/24/2023		7,125
	JPMORGAN CHASE & CO STEP	Corporate bonds	VAR	6/1/2028		71,089

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	JPMORGAN CHASE & CO	Corporate bonds	3.782%	2/1/2028		314,981
	KEURIG DR PEPPER INC	Corporate bonds	3.200%	5/1/2030		72,424
	KEYCORP MEDIUM TERM NOTES	Corporate bonds	4.150%	10/29/2025		31,332
	KINDER MORGAN EN	Corporate bonds	5.000%	8/15/2042		13,953
	KINDER MORGAN EN	Corporate bonds	6.950%	1/15/2038		36,905
	KLA CORP	Corporate bonds	3.300%	3/1/2050		64,202
	KLA TENCOR CORP	Corporate bonds	4.100%	3/15/2029		56,357
	KLA TENCOR CORP	Corporate bonds	4.650%	11/1/2024		169,568
	L3HARRIS TECHNOLOGIES INC	Corporate bonds	3.850%	12/15/2026		138,899
	L3HARRIS TECHNOLOGIES INC	Corporate bonds	4.400%	6/15/2028		40,955
	LA CA CCD	Corporate bonds	2.106%	8/1/2032		57,318
	LAM RESEARCH CORP	Corporate bonds	1.900%	6/15/2030		22,849
	LAM RESEARCH CORP	Corporate bonds	2.875%	6/15/2050		37,640
	LAM RESEARCH CORP	Corporate bonds	3.750%	3/15/2026		114,278
	LAM RESEARCH CORP	Corporate bonds	4.875%	3/15/2049		11,544
	LEHMAN BROS HLD	Corporate bonds	6.750%	12/28/2017		—
	LEIDOS INC	Corporate bonds	2.300%	2/15/2031		8,146
	LEIDOS INC	Corporate bonds	4.375%	5/15/2030		263,439
	LLOYDS BANKING GROUP PLC	Corporate bonds	4.050%	8/16/2023		218,556

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	LOCKHEED MARTIN CORP	Corporate bonds	2.800%	6/15/2050		94,969
	LOCKHEED MARTIN CORP	Corporate bonds	3.800%	3/1/2045		71,311
	LOEWS CORP	Corporate bonds	3.750%	4/1/2026		3,428
	LOWES COS INC	Corporate bonds	3.125%	9/15/2024		44,539
	LOWES COS INC	Corporate bonds	3.650%	4/5/2029		73,485
	LOWES COS INC	Corporate bonds	4.000%	4/15/2025		56,800
	LYB INTERNATIONAL FINANCE III LLC	Corporate bonds	4.200%	5/1/2050		36,064
	MAGNA INTL INC	Corporate bonds	2.450%	6/15/2030		113,960
	MARATHON PETROL	Corporate bonds	6.500%	3/1/2041		42,912
	MARATHON PETROLEUM CORP	Corporate bonds	4.500%	5/1/2023		30,401
	MARSH & MCLENNAN COS INC	Corporate bonds	2.250%	11/15/2030		92,055
	MARSH & MCLENNAN COS INC	Corporate bonds	4.375%	3/15/2029		93,707
	MASSACHUSETTS INST TECHNOLOGY	Corporate bonds	4.678%	7/1/2114		113,897
	MASTERCARD INC	Corporate bonds	2.950%	6/1/2029		28,045
	MASTERCARD INC	Corporate bonds	3.350%	3/26/2030		54,833
	MCDONALDS CORP	Corporate bonds	2.625%	9/1/2029		74,390
	MCDONALDS CORP	Corporate bonds	4.200%	4/1/2050		26,950
	MCDONALDS CORP MTN BE	Corporate bonds	4.450%	3/1/2047		47,998
	MCDONALDS CORP MTN BE	Corporate bonds	4.450%	9/1/2048		28,751

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	MD ST	Corporate bonds	5.000%	3/15/2028		145,198
	MD ST	Corporate bonds	5.000%	3/15/2029		101,474
	MERCK & CO INC	Corporate bonds	1.450%	6/24/2030		65,660
	METHODIST HOSPITAL	Corporate bonds	2.705%	12/1/2050		85,515
	MEXICO UNITED MEXICAN STATES	Corporate bonds	3.250%	4/16/2030		119,213
	MEXICO UNITED MEXICAN STATES	Corporate bonds	4.125%	1/21/2026		253,000
	MEXICO UNITED MEXICAN STATES	Corporate bonds	4.150%	3/28/2027		306,738
	MEXICO UNITED MEXICAN STATES	Corporate bonds	4.500%	4/22/2029		451,413
	MICROSOFT CORP	Corporate bonds	3.300%	2/6/2027		2,212,412
	MICROSOFT CORP	Corporate bonds	3.450%	8/8/2036		60,352
	MICROSOFT CORP	Corporate bonds	3.700%	8/8/2046		113,956
	MICROSOFT CORP	Corporate bonds	4.200%	11/3/2035		13,120
	MIDAMERICAN ENERGY CO	Corporate bonds	3.100%	5/1/2027		44,824
	MIDAMERICAN ENERGY CO	Corporate bonds	3.150%	4/15/2050		22,986
	MIDAMERICAN ENERGY CO	Corporate bonds	3.650%	4/15/2029		115,156
	MIDAMERICAN ENERGY CO	Corporate bonds	3.650%	8/1/2048		17,087
	MITSUBISHI UFJ FIN GRP INC	Corporate bonds	3.195%	7/18/2029		225,260
	MITSUBISHI UFJ FIN GRP INC	Corporate bonds	3.741%	3/7/2029		72,928
	MIZUHO FINL GROUP INC	Corporate bonds	2.175%	9/8/2031		272,489

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	MIZUHO FINL GROUP INC	Corporate bonds	2.226%	5/25/2026		210,366
	MIZUHO FINL GROUP INC	Corporate bonds	2.839%	7/16/2025		212,910
	MONDELEZ INTL INC	Corporate bonds	2.750%	4/13/2030		45,009
	MOODYS CORP	Corporate bonds	4.250%	2/1/2029		15,615
	MORGAN STANLEY	Corporate bonds	3.750%	2/25/2023		1,920,690
	MORGAN STANLEY	Corporate bonds	2.699%	1/22/2031		97,649
	MORGAN STANLEY	Corporate bonds	3.622%	4/1/2031		247,348
	MORGAN STANLEY	Corporate bonds	3.772%	1/24/2029		504,079
	MORGAN STANLEY	Corporate bonds	4.431%	1/23/2030		330,231
	MORGAN STANLEY CAPITAL I TRUST 2014-MP	Corporate bonds	3.469%	8/11/2033		247,440
	MOTOROLA INC	Corporate bonds	5.500%	9/1/2044		30,520
	MOTOROLA SOLUTIONS INC	Corporate bonds	2.300%	11/15/2030		48,900
	MOTOROLA SOLUTIONS INC	Corporate bonds	4.600%	5/23/2029		117,351
	MPLX LP	Corporate bonds	2.650%	8/15/2030		32,470
	MPLX LP	Corporate bonds	5.250%	1/15/2025		87,231
	MSBAM 15-C25	Corporate bonds	3.372%	10/15/2028		258,550
	NBCUNIVERSAL ENT	Corporate bonds	5.250%	12/31/2199		367,200
	NBCUNIVERSAL ME	Corporate bonds	4.450%	1/15/2043		37,890
	NBCUNIVERSAL MED	Corporate bonds	5.950%	4/1/2041		36,588

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	NEW YORK ST D	Corporate bonds	5.000%	2/15/2031		114,339
	NEWMONT MINING	Corporate bonds	4.875%	3/15/2042		31,251
	NGPL PIPECO LLC	Corporate bonds	4.375%	8/15/2022		101,056
	NGPL PIPECO LLC	Corporate bonds	4.875%	8/15/2027		40,772
	NGPL PIPECO LLC	Corporate bonds	7.768%	12/15/2037		20,259
	NIKE INC	Corporate bonds	2.750%	3/27/2027		148,216
	NIKE INC	Corporate bonds	3.375%	3/27/2050		13,507
	NISSAN MASTER OWNER TR RECEIVA	Corporate bonds	VAR	11/23/2023		150,372
	NISSAN MOTOR ACCEPTANCE CORP	Corporate bonds	3.150%	3/15/2021		80,354
	NISSAN MOTOR ACCEPTANCE CORP	Corporate bonds	3.650%	9/21/2021		10,174
	NJ ST	Corporate bonds	5.000%	6/1/2025		29,755
	NJ ST	Corporate bonds	5.000%	6/1/2029		25,904
	NJ TRANSP	Corporate bonds	4.131%	6/15/2042		15,538
	NORFOLK SOUTHERN CORP	Corporate bonds	2.550%	11/1/2029		37,897
	NORFOLK SOUTHERN CORP	Corporate bonds	2.900%	6/15/2026		78,509
	NORFOLK SOUTHERN CORP	Corporate bonds	3.150%	6/1/2027		15,583
	NORFOLK SOUTHERN CORP	Corporate bonds	3.400%	11/1/2049		26,262
	NORTHERN NATIONAL GAS CO DEL	Corporate bonds	4.300%	1/15/2049		84,923
	NORTHERN STATES POWER CO (MN)	Corporate bonds	2.600%	6/1/2051		21,143

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	NORTHERN STATES POWER CO (MN)	Corporate bonds	2.900%	3/1/2050		43,890
	NORTHERN TRUST CORP	Corporate bonds	1.950%	5/1/2030		39,587
	NORTHROP GRUMMAN CORP	Corporate bonds	3.250%	1/15/2028		1,592,467
	NORTHROP GRUMMAN CORP	Corporate bonds	2.930%	1/15/2025		303,402
	NORTHROP GRUMMAN CORP	Corporate bonds	4.030%	10/15/2047		82,672
	NORTHWEST FLORIDA TIMBER FINANCE LLC	Corporate bonds	4.750%	3/4/2029		104,350
	NORTHWEST PIPELINE CORP	Corporate bonds	4.000%	4/1/2027		107,522
	NRG ENERGY INC	Corporate bonds	2.450%	12/2/2027		54,727
	NSTAR ELEC CO	Corporate bonds	3.200%	5/15/2027		7,889
	NUCOR CORP	Corporate bonds	2.979%	12/15/2055		19,726
	NVENT FIN SARL	Corporate bonds	3.950%	4/15/2023		168,474
	NVIDIA CORP	Corporate bonds	2.850%	4/1/2030		187,764
	NVIDIA CORP	Corporate bonds	3.200%	9/16/2026		70,182
	NXP B V/NXP FDG LLC/NXP USA INC	Corporate bonds	3.400%	5/1/2030		69,139
	NXP B V/NXP FDG LLC/NXP USA INC	Corporate bonds	4.300%	6/18/2029		134,613
	OHIO POWER	Corporate bonds	6.600%	2/15/2033		27,766
	OHIO POWER CO	Corporate bonds	4.000%	6/1/2049		31,470
	ONCOR ELEC DELIVERY CO LLC	Corporate bonds	3.100%	9/15/2049		16,077
	ONCOR ELEC DELIVERY CO LLC	Corporate bonds	3.700%	11/15/2028		123,339

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	ONCOR ELEC DELIVERY CO LLC	Corporate bonds	3.750%	4/1/2045		18,292
	ONCOR ELEC DELIVERY CO LLC	Corporate bonds	3.800%	9/30/2047		14,710
	ONCOR ELEC DELIVERY CO LLC	Corporate bonds	5.750%	3/15/2029		13,181
	ORACLE CORP	Corporate bonds	2.800%	4/1/2027		195,133
	ORACLE CORP	Corporate bonds	2.950%	11/15/2024		121,831
	ORACLE CORP	Corporate bonds	3.250%	11/15/2027		121,973
	ORACLE CORP	Corporate bonds	3.600%	4/1/2040		121,695
	ORACLE CORP	Corporate bonds	3.850%	7/15/2036		14,474
	ORACLE CORP	Corporate bonds	3.900%	5/15/2035		116,519
	ORACLE CORP	Corporate bonds	4.300%	7/8/2034		112,562
	ORIX CORP	Corporate bonds	2.900%	7/18/2022		188,626
	OTIS WORLDWIDE CORP	Corporate bonds	2.565%	2/15/2030		36,491
	PARKER-HANNIFIN CORP	Corporate bonds	3.250%	6/14/2029		26,088
	PAYPAL HLDGS INC	Corporate bonds	1.650%	6/1/2025		33,426
	PAYPAL HLDGS INC	Corporate bonds	2.400%	10/1/2024		21,369
	PECO ENERGY COMPANY	Corporate bonds	3.000%	9/15/2049		16,514
	PENSKE TRUCK LEASING CO LP /CORP	Corporate bonds	2.700%	11/1/2024		64,269
	PENSKE TRUCK LEASING CO LP /CORP	Corporate bonds	3.950%	45726		58,233
	PENSKE TRUCK LEASING CO LP /CORP	Corporate bonds	4.000%	7/15/2025		17,007

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	PENSKE TRUCK LEASING CO LP /CORP	Corporate bonds	4.450%	1/29/2026		31,246
	PETRO-CANADA	Corporate bonds	6.800%	5/15/2038		20,944
	PETRO-CANADA YANK	Corporate bonds	9.250%	10/15/2021		10,667
	PFIZER INC	Corporate bonds	1.700%	5/28/2030		54,996
	PFIZER INC	Corporate bonds	2.625%	4/1/2030		110,430
	PFIZER INC	Corporate bonds	3.450%	3/15/2029		21,028
	PIEDMONT NATURAL GAS CO	Corporate bonds	3.500%	6/1/2029		44,748
	PRESIDENT & FELLOWS HARVARD CO	Corporate bonds	3.300%	7/15/2056		68,022
	PRICELINE GROUP INC	Corporate bonds	3.650%	3/15/2025		8,851
	PROGRESS ENERRGY	Corporate bonds	4.100%	5/15/2042		14,824
	PROGRESS ENRGY CAR	Corporate bonds	6.300%	4/1/2038		76,679
	PROLOGIS LP	Corporate bonds	4.375%	9/15/2048		17,882
	PUBLIC SERVICE ELEC & GAS CO	Corporate bonds	2.050%	8/1/2050		9,379
	PUBLIC SERVICE ELEC & GAS CO	Corporate bonds	3.150%	1/1/2050		3,406
	PUBLIC SVC ELEC GAS CO SCD MTN	Corporate bonds	3.650%	9/1/2028		52,206
	QUALCOMM INC	Corporate bonds	4.300%	5/20/2047		10,829
	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	2.250%	7/1/2030		192,150
	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	3.100%	11/15/2021		25,451
	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	4.125%	11/16/2028		83,414

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	4.200%	12/15/2044		36,565
	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	4.800%	12/15/2044		16,551
	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	7.000%	11/1/2028		6,816
	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	7.200%	8/15/2027		26,933
	REALTY INCOME CORP	Corporate bonds	3.250%	1/15/2031		50,984
	RELX CAPITAL INC	Corporate bonds	3.000%	5/22/2030		127,630
	RELX CAPITAL INC	Corporate bonds	3.500%	3/16/2023		238,227
	REPUBLIC SERVICES INC	Corporate bonds	1.450%	2/15/2031		26,409
	REPUBLIC SERVICES INC	Corporate bonds	2.300%	3/1/2030		31,682
	REPUBLIC SERVICES INC	Corporate bonds	2.900%	7/1/2026		14,360
	REPUBLIC SERVICES INC	Corporate bonds	3.375%	11/15/2027		62,347
	REPUBLIC SERVICES INC	Corporate bonds	3.950%	5/15/2028		58,610
	REYNOLDS AMERICAN INC	Corporate bonds	4.450%	6/12/2025		38,719
	REYNOLDS AMERICAN INC	Corporate bonds	6.150%	9/15/2043		14,214
	RYDER SYSTEM INC	Corporate bonds	2.500%	9/1/2024		27,618
	RYDER SYSTEM INC	Corporate bonds	4.625%	6/1/2025		69,509
	SABINE PASS LIQUEFACTION LLC	Corporate bonds	4.200%	3/15/2028		79,167
	SABINE PASS LIQUEFACTION LLC	Corporate bonds	5.000%	3/15/2027		103,723
	SABINE PASS LIQUEFACTION LLC	Corporate bonds	5.625%	3/1/2025		169,088

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	SAN ANTONIO E&G	Corporate bonds	2.905%	2/1/2048		31,618
	SANTANDER UK GROUP HOLDINGS PLC	Corporate bonds	3.571%	1/10/2023		333,844
	SCHWAB CHARLES CORP	Corporate bonds	3.250%	5/22/2029		64,264
	SHELL INTL FIN B V	Corporate bonds	2.375%	11/7/2029		212,897
	SHELL INTL FIN B V	Corporate bonds	3.875%	11/13/2028		62,750
	SHELL INTL FIN B V	Corporate bonds	4.375%	5/11/2045		21,049
	SHERWIN WILLIAM CO	Corporate bonds	4.000%	12/15/2042		8,204
	SHIRE ACQ INV IRELAND DA	Corporate bonds	3.200%	9/23/2026		114,078
	SOUTHERN CALIFORNIA EDISON CO	Corporate bonds	1.200%	2/1/2026		93,074
	SOUTHERN CALIFORNIA EDISON CO	Corporate bonds	1.845%	2/1/2022		5,369
	SOUTHERN CALIFORNIA EDISON CO	Corporate bonds	2.900%	3/1/2021		10,041
	SOUTHERN CALIFORNIA EDISON CO	Corporate bonds	3.700%	8/1/2025		121,141
	SOUTHERN CALIFORNIA EDISON CO	Corporate bonds	4.200%	3/1/2029		52,025
	SOUTHWEST AIRLINES CO	Corporate bonds	2.750%	11/16/2022		30,967
	SPRINT SPEC	Corporate bonds	3.360%	3/20/2023		184,531
	STARBUCKS CORP	Corporate bonds	2.550%	11/15/2030		110,276
	STATE STREET CORP	Corporate bonds	2.400%	1/24/2030		33,858
	STATE STREET CORP	Corporate bonds	3.152%	3/30/2031		20,503
	STATE STREET CORP	Corporate bonds	5.625%	12/31/2199		63,288

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	STEEL DYNAMICS INC	Corporate bonds	2.800%	12/15/2024		50,520
	SUMITOMO MITSUI FINL GRP INC	Corporate bonds	2.442%	10/19/2021		44,721
	SUMITOMO MITSUI FINL GRP INC	Corporate bonds	2.784%	7/12/2022		503,834
	SUMITOMO MITSUI FINL GRP INC	Corporate bonds	2.934%	3/9/2021		80,384
	SUNCOR ENER YANK	Corporate bonds	5.950%	12/1/2034		24,760
	SUNCOR INC YANK	Corporate bonds	6.500%	6/15/2038		13,920
	SUNOCO LOGISTICS PRTNR OPER LP	Corporate bonds	3.900%	7/15/2021		115,023
	SUNOCO LOGISTICS PRTNR OPER LP	Corporate bonds	4.000%	10/1/2027		122,510
	SUNTORY HOLDINGS LTD	Corporate bonds	2.250%	10/16/2024		209,201
	SUNTRUST BAN	Corporate bonds	3.502%	8/2/2022		20,363
	SUTTER HEALTH	Corporate bonds	3.361%	8/15/2050		58,672
	TAKEDA PHARMACEUTICAL CO LTD	Corporate bonds	5.000%	11/26/2028		248,392
	TAMPA ELECTRIC CO	Corporate bonds	4.300%	6/15/2048		12,850
	TAMPA ELECTRIC CO	Corporate bonds	4.450%	6/15/2049		32,692
	TEACHERS INS&ANNUITY ASSN AMER	Corporate bonds	4.270%	5/15/2047		39,949
	TEXAS EASTN TRANSMISSION LP	Corporate bonds	2.800%	10/15/2022		15,504
	TEXAS EASTN TRANSMISSION LP	Corporate bonds	3.500%	1/15/2022		71,211
	TEXAS EASTN TRANSMISSION LP	Corporate bonds	4.150%	1/15/2048		93,134
	TEXAS INSTRUMENTS INC	Corporate bonds	1.750%	5/4/2030		27,985

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	TEXTRON INC	Corporate bonds	3.650%	3/15/2027		27,587
	TEXTRON INC	Corporate bonds	3.875%	3/1/2025		16,478
	TEXTRON INC	Corporate bonds	3.900%	9/17/2029		82,598
	THE BOOKING HOLDINGS INC	Corporate bonds	4.100%	4/13/2025		179,153
	THERMO FISHER SCIENTIFIC INC	Corporate bonds	3.000%	4/15/2023		1,581,789
	THERMO FISHER SCIENTIFIC INC	Corporate bonds	4.497%	3/25/2030		161,139
	TIME WARNER CABLE INC	Corporate bonds	6.550%	5/1/2037		37,024
	TIME WARNER CABLE INC	Corporate bonds	7.300%	7/1/2038		17,764
	T-MOBILE USA INC	Corporate bonds	3.750%	4/15/2027		671,892
	TOYOTA MOTOR CREDIT CORP	Corporate bonds	3.000%	4/1/2025		101,149
	TOYOTA MOTOR CREDIT CRP MTN	Corporate bonds	3.450%	9/20/2023		5,417
	TRANS-CAN PIPLNE	Corporate bonds	4.625%	3/1/2034		46,406
	TRANSCONTINENTAL GAS LINE LLC	Corporate bonds	4.000%	3/15/2028		126,887
	TRANSCONTINENTAL GAS LINE LLC	Corporate bonds	4.600%	3/15/2048		27,877
	TRANSCONTINENTAL GAS LINE LLC	Corporate bonds	7.850%	2/1/2026		273,903
	TYCO ELECTRONICS GROUP SA	Corporate bonds	3.450%	8/1/2024		10,821
	UBS GROUP FUNDING JERSEY LTD	Corporate bonds	2.650%	2/1/2022		206,105
	UNION PACIFIC CORP	Corporate bonds	3.799%	10/1/2051		86,724
	UNION PACIFIC CORP	Corporate bonds	4.000%	4/15/2047		28,454

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	UNION PACIFIC CORP	Corporate bonds	4.500%	9/10/2048		13,340
	UNION PACIFIC RAILROAD CO	Corporate bonds	3.227%	5/14/2026		52,552
	UNITED AIR 2019-2 B PTT	Corporate bonds	3.500%	5/1/2028		30,906
	UNITED AIRLINES 2015-1 CLASS A PASS THROU	Corporate bonds	3.450%	6/1/2029		11,742
	UNITED AIRLINES 2016-2 CLASS AA PASS THRO	Corporate bonds	2.875%	4/1/2030		21,133
	UNITED AIRLINES 2016-2 CLASS B PASS THROU	Corporate bonds	3.650%	4/7/2027		66,250
	UNITED AIRLINES 2018-1 CLASS AA PASS THRO	Corporate bonds	3.500%	9/1/2031		9,008
	UNITED AIRLINES 2019-1 CLASS AA PASS THRO	Corporate bonds	4.150%	2/25/2033		27,080
	UNITED AIRLINES 2020-1 CLASS A PASS THROU	Corporate bonds	5.875%	4/15/2029		59,413
	UNITED AIRLS 2014-1 PASS THRU TR	Corporate bonds	4.750%	10/11/2023		12,559
	UNITED AIRLS 2014-2 SER B ETC	Corporate bonds	4.625%	3/3/2024		26,394
	UNITED AIRLS 2016-1 CL B PASS THRU TR 3.6	Corporate bonds	3.650%	7/7/2027		771
	UNITED AIRLS INC 2018-1B PASS THRU TR 4.6	Corporate bonds	4.600%	9/1/2027		20,368
	UNITED AIRLS INC 2019-2AA PASS THRU TRS 2	Corporate bonds	2.700%	11/1/2023		36,589
	UNITED AIRLS PASS THRU	Corporate bonds	3.100%	1/7/2030		1,704
	UNITED HEALTH GROUP INC	Corporate bonds	4.750%	7/15/2045		119,696
	UNITED PARCEL SERVICE INC	Corporate bonds	3.400%	3/15/2029		128,090
	UNITED PARCEL SERVICE INC	Corporate bonds	4.450%	4/1/2030		132,526
	UNITED TEC CORP	Corporate bonds	4.150%	5/15/2045		55,613

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	UNITED TECHNOLOGIES CORP	Corporate bonds	4.625%	11/16/2048		17,619
	UNITEDHEALTH GROUP INC	Corporate bonds	4.450%	12/15/2048		896,338
	UNITEDHEALTH GROUP INC	Corporate bonds	3.375%	4/15/2027		19,402
	UNITEDHEALTH GROUP INC	Corporate bonds	4.450%	12/15/2048		93,617
	VERIZON COMMUNICATIONS INC	Corporate bonds	1.500%	9/18/2030		388,736
	VERIZON COMMUNICATIONS INC	Corporate bonds	3.000%	3/22/2027		16,610
	VERIZON COMMUNICATIONS INC	Corporate bonds	4.125%	3/16/2027		155,632
	VERIZON COMMUNICATIONS INC	Corporate bonds	4.272%	1/15/2036		55,750
	VERIZON COMMUNICATIONS INC	Corporate bonds	4.329%	9/21/2028		186,572
	VERIZON COMMUNICATIONS INC	Corporate bonds	4.500%	8/10/2033		267,093
	VERIZON COMMUNICATIONS INC	Corporate bonds	4.862%	8/21/2046		40,479
	VIACOM INC	Corporate bonds	5.850%	9/1/2043		66,677
	VIRGINIA ELEC & POWER CO	Corporate bonds	2.750%	3/15/2023		67,003
	VIRGINIA ELEC MTN	Corporate bonds	3.450%	9/1/2022		61,449
	VIRGINIA ELECTRIC AND POWER CO	Corporate bonds	4.000%	1/15/2043		32,630
	VIRGINIA ELECTRIC AND POWER CO	Corporate bonds	4.200%	5/15/2045		19,176
	VIRGINIA ELECTRIC AND POWER CO	Corporate bonds	6.000%	5/15/2037		77,503
	VISA INC	Corporate bonds	4.150%	12/14/2035		115,594
	VISTRA OPERATIONS CO LLC	Corporate bonds	4.300%	7/15/2029		104,373

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	VODAFONE GROUP PLC	Corporate bonds	4.125%	5/30/2025		160,057
	VODAFONE GROUP PLC	Corporate bonds	4.375%	2/19/2043		108,940
	WALMART INC	Corporate bonds	3.700%	6/26/2028		2,219,910
	WALMART INC	Corporate bonds	3.250%	7/8/2029		51,183
	WASTE MANAGEMENT INC DEL	Corporate bonds	1.150%	3/15/2028		65,156
	WASTE MANAGEMENT INC DEL	Corporate bonds	4.150%	7/15/2049		34,589
	WELLPOINT INC	Corporate bonds	4.650%	8/15/2044		38,087
	WELLS FARGO & CO	Corporate bonds	3.000%	4/22/2026		58,318
	WELLS FARGO & CO	Corporate bonds	3.000%	10/23/2026		35,462
	WELLS FARGO & CO NEW	Corporate bonds	2.164%	2/11/2026		135,623
	WELLS FARGO & CO NEW	Corporate bonds	2.393%	6/2/2028		15,963
	WELLS FARGO & CO NEW	Corporate bonds	2.406%	10/30/2025		7,400
	WELLS FARGO & CO NEW	Corporate bonds	2.572%	2/11/2031		32,790
	WELLS FARGO & CO NEW	Corporate bonds	2.879%	10/30/2030		46,888
	WELLS FARGO & CO NEW	Corporate bonds	3.068%	4/30/2041		142,506
	WELLS FARGO & CO NEW	Corporate bonds	3.550%	9/29/2025		59,524
	WELLS FARGO & CO NEW	Corporate bonds	3.584%	5/22/2028		112,182
	WELLS FARGO CO NEW MTN SR NTS	Corporate bonds	2.625%	7/22/2022		41,403
	WELLS FARGO CO NEW MTN SR NTS	Corporate bonds	3.750%	1/24/2024		180,104

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	WELLS FARGO COML MTG TR 2018-C46 A4	Corporate bonds	4.152%	8/15/2051		70,722
	WELLS FARGO COMMERCIAL MORTGAGE TRUST	Corporate bonds	VAR	6/15/2036		110,665
	WESTLAKE AUTOMOBILE RECEIVABLES TRUST	Corporate bonds	1.440%	9/15/2023		362,781
	WILLIAMS COS	Corporate bonds	7.875%	9/1/2021		57,661
	WILLIS NORTH AMERICA INC	Corporate bonds	2.950%	9/15/2029		43,743
					Total Corporate bonds	69,034,347

	FEDERAL FARM CREDIT BANKS	U.S. Government Agencies	3.220%	1/2/2029		218,184
	FEDERAL HOME LN MTG CORP CTFS GTD 2014 SE	U.S. Government Agencies	VAR	4/15/2044		382,978
	FEDERAL HOME LN MTG MLT CTF GT	U.S. Government Agencies	1.364%	12/25/2029		29,322
	FEDERAL HOME LN MTG MLT CTF GT	U.S. Government Agencies	3.370%	7/25/2025		252,482
	FEDERAL HOME LN MTG MLT CTF GT	U.S. Government Agencies	3.859%	11/25/2028		168,030
	FEDERAL HOME LN MTG MLT CTF GT K076 A2	U.S. Government Agencies	3.900%	4/25/2028		137,463
	FEDERAL HOME LN MTG MLT CTF GT	U.S. Government Agencies	3.214%	4/25/2028		100,848
	FEDERAL HOME LN MTG MLT CTF GT	U.S. Government Agencies	VAR	10/25/2030		42,489
	FEDERAL NAT MTG ASN GTD REM PA	U.S. Government Agencies	VAR	12/25/2025		441
	FEDERAL NAT MTG ASN GTD REM PA	U.S. Government Agencies	3.143%	4/25/2029		143,194
	FEDERAL NAT MTG ASN GTD REM PA	U.S. Government Agencies	4.000%	2/25/2041		482,069
	FEDERAL NAT MTG ASN GTD REM PA	U.S. Government Agencies	5.500%	5/25/2041		78,366

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FEDERAL NATL MTG AS GTD RE PTT	U.S. Government Agencies	4.000%	8/25/2033		344,002
	GNII #004292	U.S. Government Agencies	6.500%	11/20/2038		3,451
	GNII II #004922	U.S. Government Agencies	4.000%	1/20/2041		25,895
	GNII II #004800	U.S. Government Agencies	4.000%	9/20/2040		3,238
	GNII II #004833	U.S. Government Agencies	4.000%	10/20/2040		3,598
	GNII II #004882	U.S. Government Agencies	4.000%	12/20/2040		37,826
	GNII II #004617	U.S. Government Agencies	4.500%	1/20/2040		3,675
	GNII II #004636	U.S. Government Agencies	4.500%	2/20/2040		2,955
	GNII II #004696	U.S. Government Agencies	4.500%	5/20/2040		196
	GNII II #005115	U.S. Government Agencies	4.500%	7/20/2041		112,773
	GNII II #004771	U.S. Government Agencies	4.500%	8/20/2040		6,621
	GNII II #004598	U.S. Government Agencies	4.500%	12/20/2039		3,069
	GNII II #005018	U.S. Government Agencies	5.000%	4/20/2041		8,841
	GNII II #005056	U.S. Government Agencies	5.000%	5/20/2041		2,176
	GNII II #005083	U.S. Government Agencies	5.000%	6/20/2041		14,334
	GNII II #005116	U.S. Government Agencies	5.000%	7/20/2041		12,295
	GNII II #004559	U.S. Government Agencies	5.000%	10/20/2039		99,612
	GNII II #004223	U.S. Government Agencies	6.500%	8/20/2038		9,312
	GNII II #MA6865	U.S. Government Agencies	2.500%	9/20/2050		976,103

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	GNII II #MA2960	U.S. Government Agencies	3.000%	7/20/2045		627,505
	GNII II #MA3104	U.S. Government Agencies	3.000%	8/20/2045		549,134
	GNII II #MA4321	U.S. Government Agencies	3.500%	3/20/2047		278,104
	GNII II #MA3597	U.S. Government Agencies	3.500%	4/20/2046		840,620
	GNII II #MA6657	U.S. Government Agencies	3.500%	5/20/2050		720,112
	GNII II #MA3034	U.S. Government Agencies	3.500%	8/20/2045		301,795
	GNII II #MA3173	U.S. Government Agencies	3.500%	10/20/2045		967,574
	GNII II #MA4261	U.S. Government Agencies	3.000%	2/20/2047		85,249
	GNII II #MA1678	U.S. Government Agencies	4.000%	2/20/2044		325,898
	GNII II #MA5331	U.S. Government Agencies	4.500%	7/20/2048		372,682
	GNII II #MA5466	U.S. Government Agencies	4.000%	9/20/2048		341,833
	GNMA #728627	U.S. Government Agencies	4.500%	1/15/2040		8,032
	GNMA #738019	U.S. Government Agencies	4.500%	2/15/2041		8,179
	GNMA #745793	U.S. Government Agencies	4.500%	7/15/2040		15,934
	GNMA #783609	U.S. Government Agencies	4.500%	10/15/2040		46,297
	GNMA #783610	U.S. Government Agencies	4.500%	11/15/2041		31,043
	GNMA #782557	U.S. Government Agencies	5.000%	1/15/2039		44,393
	GNMA #782619	U.S. Government Agencies	5.000%	4/15/2039		31,654
	GNMA #782958	U.S. Government Agencies	5.000%	5/15/2040		15,300

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	GNMA #783571	U.S. Government Agencies	5.000%	12/15/2033		15,293
	GNMA #781590	U.S. Government Agencies	5.500%	4/15/2033		2,388
	GNMA #689835	U.S. Government Agencies	6.500%	8/15/2038		5,355
	GNMA #782510	U.S. Government Agencies	6.500%	12/15/2038		6,441
	GNMA #615516	U.S. Government Agencies	4.500%	9/15/2033		16,914
	GNMA #762838	U.S. Government Agencies	4.000%	3/15/2041		7,608
	GNMA #499416	U.S. Government Agencies	6.000%	2/15/2029		160
	GNMA #759138	U.S. Government Agencies	4.000%	1/15/2041		31,186
	GNMA II #783590	U.S. Government Agencies	4.500%	6/20/2041		21,123
	GNMA II #783584	U.S. Government Agencies	4.500%	7/20/2041		17,568
					Total U.S. Government Agencies	9,441,212

	CA ST UNIV REV	State and local obligations	2.897%	11/1/2051		30,499
	DUKE UNIV NC REV	State and local obligations	4.077%	10/1/2048		63,412
	MASSACHUSETTS ST WTR RESOURCES	State and local obligations	3.104%	8/1/2039		71,010
	SAN DIEGO CA CC	State and local obligations	3.336%	8/1/2043		69,008
	UNIV CALIFORNIA CA REV	State and local obligations	4.767%	5/15/2115		140,347
	UNIV MICH REVS	State and local obligations	2.437%	4/1/2040		81,402
	UNIV NEBRASKA NE FAC REV	State and local obligations	3.037%	10/1/2049		82,434

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	UNIV OF CALIFORNIA CA REVENUES	State and local obligations				57,411
					Total State and Local Obligations	595,523

	FHLB POOL	Agency mortgage backed securities	5.500%	7/1/2035		378,108
	FHLG #G01838	Agency mortgage backed securities	5.000%	7/1/2035		50,391
	FHLG #G01840	Agency mortgage backed securities	5.000%	7/15/2036		39,812
	FHLG 15YR #J05930	Agency mortgage backed securities	5.500%	3/1/2021		41
	FHLG 15YR #V60770	Agency mortgage backed securities	2.500%	3/1/2030		25,225
	FHLG 15YR #J31418	Agency mortgage backed securities	2.500%	5/1/2030		27,002
	FHLG 15YR #V60796	Agency mortgage backed securities	2.500%	5/1/2030		41,319
	FHLG 15YR #J32204	Agency mortgage backed securities	2.500%	7/1/2030		9,694
	FHLG 15YR #J32209	Agency mortgage backed securities	2.500%	7/1/2030		10,380
	FHLG 15YR #J32491	Agency mortgage backed securities	2.500%	7/1/2030		2,647
	FHLG 15YR #V60905	Agency mortgage backed securities	2.500%	7/1/2030		2,911
	FHLG 15YR #V60886	Agency mortgage backed securities	2.500%	8/1/2030		45,360
	FHLG 15YR #V60902	Agency mortgage backed securities	2.500%	8/1/2030		37,154
	FHLG 15YR #V60903	Agency mortgage backed securities	2.500%	8/1/2030		35,654
	FHLG 15YR #V60904	Agency mortgage backed securities	2.500%	8/1/2021		68,320
	FHLG 15YR #J31689	Agency mortgage backed securities	3.000%	9/1/2021		58,032

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FHLG 15YR #V60840	Agency mortgage backed securities	3.000%	5/1/2022		71,520
	FHLG 15YR #J32181	Agency mortgage backed securities	3.000%	6/1/2021		6,627
	FHLG 15YR #V60696	Agency mortgage backed securities	3.000%	3/1/2050		12,382
	FHLG 15YR #V60724	Agency mortgage backed securities	3.000%	11/1/2050		16,456
	FHLG 15YR #G15520	Agency mortgage backed securities	3.000%	2/1/2047		52,438
	FHLG 15YR #V60908	Agency mortgage backed securities	3.000%	12/1/2043		68,523
	FHLG 15YR #V60909	Agency mortgage backed securities	3.000%	1/1/2043		10,973
	FHLG 15YR #J32436	Agency mortgage backed securities	3.000%	3/1/2043		6,580
	FHLG 15YR #J03285	Agency mortgage backed securities	5.000%	3/1/2043		2,488
	FHLG 15YR #J03286	Agency mortgage backed securities	5.000%	3/1/2043		6,450
	FHLG 15YR #G14010	Agency mortgage backed securities	5.500%	8/1/2043		141
	FHLG 15YR #J02895	Agency mortgage backed securities	5.500%	4/1/2043		1,065
	FHLG 30YR #QA7698	Agency mortgage backed securities	2.500%	5/1/2049		449,918
	FHLG 30YR #SD8107	Agency mortgage backed securities	2.500%	6/1/2049		293,267
	FHLG 30YR #SD0496	Agency mortgage backed securities	3.000%	6/1/2045		308,594
	FHLG 30YR #SD0497	Agency mortgage backed securities	3.000%	6/1/2048		527,628
	FHLG 30YR #Q14866	Agency mortgage backed securities	3.000%	7/1/2043		44,400
	FHLG 30YR #Q16403	Agency mortgage backed securities	3.000%	7/1/2047		40,694
	FHLG 30YR #Q16567	Agency mortgage backed securities	3.000%	7/1/2049		47,882

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FHLG 30YR #Q16673	Agency mortgage backed securities	3.000%	8/1/2043		40,451
	FHLG 30YR #G07550	Agency mortgage backed securities	3.000%	8/1/2049		219,229
	FHLG 30YR #Q17095	Agency mortgage backed securities	3.000%	9/1/2045		48,999
	FHLG 30YR #ZT1951	Agency mortgage backed securities	3.500%	9/1/2047		508,734
	FHLG 30YR #SD0494	Agency mortgage backed securities	3.500%	9/1/2044		369,063
	FHLG 30YR #SD0480	Agency mortgage backed securities	3.500%	10/1/2045		378,443
	FHLG 30YR #SD0493	Agency mortgage backed securities	3.500%	1/1/2045		217,121
	FHLG 30YR #Q20021	Agency mortgage backed securities	3.500%	1/1/2045		57,367
	FHLG 30YR #V83224	Agency mortgage backed securities	3.500%	2/1/2045		248,117
	FHLG 30YR #SD8001	Agency mortgage backed securities	3.500%	3/1/2041		299,217
	FHLG 30YR #V80355	Agency mortgage backed securities	3.500%	4/1/2048		48,221
	FHLG 30YR #SD0491	Agency mortgage backed securities	3.500%	4/1/2048		329,267
	FHLG 30YR #Q36302	Agency mortgage backed securities	3.500%	8/1/2048		9,005
	FHLG 30YR #G08784	Agency mortgage backed securities	3.500%	9/1/2045		656,718
	FHLG 30YR #SD0481	Agency mortgage backed securities	3.500%	1/1/2045		463,929
	FHLG 30YR #SD0482	Agency mortgage backed securities	3.500%	8/1/2044		247,871
	FHLG 30YR #SD0478	Agency mortgage backed securities	4.000%	10/1/2045		37,840
	FHLG 30YR #SD0490	Agency mortgage backed securities	4.000%	2/1/2044		1,142,872
	FHLG 30YR #Q31644	Agency mortgage backed securities	4.000%	5/1/2041		521,435

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FHLG 30YR #A97420	Agency mortgage backed securities	4.000%	5/1/2041		217,043
	FHLG 30YR #SD0489	Agency mortgage backed securities	4.000%	7/1/2044		262,712
	FHLG 30YR #SD0503	Agency mortgage backed securities	4.000%	9/1/2044		271,339
	FHLG 30YR #SD0492	Agency mortgage backed securities	4.000%	10/1/2044		11,224
	FHLG 30YR #SD0507	Agency mortgage backed securities	4.000%	12/1/2039		468,885
	FHLG 30YR #G08624	Agency mortgage backed securities	4.000%	12/1/2043		99,523
	FHLG 30YR #G07786	Agency mortgage backed securities	4.000%	8/1/2040		58,889
	FHLG 30YR #G08672	Agency mortgage backed securities	4.000%	10/1/2041		78,318
	FHLG 30YR #Q24894	Agency mortgage backed securities	4.500%	1/1/2038		22,564
	FHLG 30YR #Q00804	Agency mortgage backed securities	4.500%	6/1/2041		19,600
	FHLG 30YR #Q00959	Agency mortgage backed securities	4.500%	9/1/2038		19,452
	FHLG 30YR #Q27375	Agency mortgage backed securities	4.500%	4/1/2039		12,758
	FHLG 30YR #G60198	Agency mortgage backed securities	4.500%	7/1/2045		75,890
	FHLG 30YR #Q29187	Agency mortgage backed securities	4.500%	3/1/2044		8,720
	FHLG 30YR #2039	Agency mortgage backed securities	4.500%	7/1/2040		9,790
	FHLG 30YR #G60018	Agency mortgage backed securities	4.500%	7/1/2040		39,435
	FHLG 30YR #G07962	Agency mortgage backed securities	5.000%	8/1/2040		83,300
	FHLG 30YR #G07642	Agency mortgage backed securities	5.000%	9/1/2040		25,094
	FHLG 30YR #A71746	Agency mortgage backed securities	5.500%	9/1/2042		49,390

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FHLG 30YR #G07553	Agency mortgage backed securities	5.500%	1/1/2033		17,139
	FHLG 30YR #A81740	Agency mortgage backed securities	5.500%	1/1/2033		65,663
	FHLG 30YR #G07613	Agency mortgage backed securities	6.000%	2/1/2035		32,031
	FHLG #G60148	Agency mortgage backed securities	4.500%	5/1/2033		61,918
	FNMA 2014-4316	Agency mortgage backed securities	4.500%	5/1/2038		288,274
	FNMA #AB1226	Agency mortgage backed securities	4.500%	8/1/2030		5,501
	FNMA #AD7992	Agency mortgage backed securities	4.500%	8/1/2030		17,656
	FNMA #AD8036	Agency mortgage backed securities	4.500%	8/1/2030		48,414
	FNMA #AE3049	Agency mortgage backed securities	4.500%	9/1/2030		328,024
	FNMA #AL2482	Agency mortgage backed securities	4.500%	9/1/2030		15,765
	FNMA #676654	Agency mortgage backed securities	5.500%	4/1/2029		42,056
	FNMA #676661	Agency mortgage backed securities	5.500%	5/1/2029		33,429
	FNMA #735989	Agency mortgage backed securities	5.500%	8/1/2030		2,132
	FNMA #555424	Agency mortgage backed securities	5.500%	9/1/2030		39,047
	FNMA #555591	Agency mortgage backed securities	5.500%	5/1/2030		17,319
	FNMA #995113	Agency mortgage backed securities	5.500%	7/1/2030		72,467
	FNMA #254548	Agency mortgage backed securities	5.500%	1/1/2030		51,641
	FNMA #889529	Agency mortgage backed securities	6.000%	3/1/2030		4,949
	FNMA #889466	Agency mortgage backed securities	6.000%	4/1/2030		11,451

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FNMA #889983	Agency mortgage backed securities	6.000%	6/1/2029		7,810
	FNMA #AL1704	Agency mortgage backed securities	6.500%	7/1/2030		45,061
	FNMA #AT2037	Agency mortgage backed securities	3.000%	7/1/2030		14,206
	FNMA 15YR #AL1938	Agency mortgage backed securities	4.000%	7/1/2030		26,002
	FNMA 15YR #AL2683	Agency mortgage backed securities	4.000%	8/1/2030		37,559
	FNMA 15YR #AD0454	Agency mortgage backed securities	5.000%	8/1/2030		6
	FNMA 15YR #909353	Agency mortgage backed securities	5.500%	8/1/2030		11,799
	FNMA 15YR #AQ1292	Agency mortgage backed securities	2.500%	8/1/2030		22,022
	FNMA 15YR #AY3416	Agency mortgage backed securities	2.500%	8/1/2030		23,697
	FNMA 15YR #AY0828	Agency mortgage backed securities	2.500%	8/1/2030		12,760
	FNMA 15YR #AS5093	Agency mortgage backed securities	2.500%	9/1/2029		28,603
	FNMA 15YR #AS5147	Agency mortgage backed securities	2.500%	9/1/2029		19,974
	FNMA 15YR #AS5407	Agency mortgage backed securities	2.500%	9/1/2030		45,228
	FNMA 15YR #AZ2170	Agency mortgage backed securities	2.500%	9/1/2030		13,045
	FNMA 15YR #AS5548	Agency mortgage backed securities	2.500%	2/1/2029		20,256
	FNMA 15YR #AS5551	Agency mortgage backed securities	2.500%	4/1/2029		20,593
	FNMA 15YR #AS5618	Agency mortgage backed securities	2.500%	7/1/2026		23,050
	FNMA 15YR #AY8440	Agency mortgage backed securities	2.500%	8/1/2029		353,282
	FNMA 15YR #AS5614	Agency mortgage backed securities	2.500%	8/1/2030		28,504

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FNMA 15YR #AS5786	Agency mortgage backed securities	2.500%	8/1/2030		25,686
	FNMA 15YR #AS5872	Agency mortgage backed securities	2.500%	5/1/2027		32,606
	FNMA 15YR #AW0937	Agency mortgage backed securities	3.000%	7/1/2025		31,245
	FNMA 15YR #AW1247	Agency mortgage backed securities	3.000%	5/1/2021		37,464
	FNMA 15YR #AZ7833	Agency mortgage backed securities	3.000%	7/1/2025		6,543
	FNMA 15YR #AS5728	Agency mortgage backed securities	3.000%	4/1/2043		35,998
	FNMA 15YR #AL6761	Agency mortgage backed securities	3.000%	4/1/2043		19,964
	FNMA 15YR #AX9700	Agency mortgage backed securities	3.000%	5/1/2043		7,820
	FNMA 15YR #AL6144	Agency mortgage backed securities	3.000%	6/1/2043		163,335
	FNMA 15YR #AL6583	Agency mortgage backed securities	3.000%	3/1/2043		41,902
	FNMA 15YR #AL6584	Agency mortgage backed securities	3.000%	3/1/2043		33,381
	FNMA 15YR #AS2676	Agency mortgage backed securities	3.000%	4/1/2043		33,591
	FNMA 15YR #AX9701	Agency mortgage backed securities	3.000%	1/1/2051		33,646
	FNMA 15YR #AZ2297	Agency mortgage backed securities	3.000%	12/1/2050		4,823
	FNMA 15YR #AL7139	Agency mortgage backed securities	3.000%	6/1/2050		26,994
	FNMA 15YR #AL7225	Agency mortgage backed securities	3.000%	2/1/2044		50,725
	FNMA 15YR #AL7227	Agency mortgage backed securities	3.000%	2/1/2043		45,900
	FNMA 15YR #AS5623	Agency mortgage backed securities	3.000%	3/1/2043		39,173
	FNMA 15YR #AX3298	Agency mortgage backed securities	3.000%	7/1/2046		7,182

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FNMA 15YR #AZ8597	Agency mortgage backed securities	3.000%	8/1/2050		3,293
	FNMA 15YR #AS5622	Agency mortgage backed securities	3.000%	9/1/2046		35,160
	FNMA 15YR #AS3220	Agency mortgage backed securities	3.000%	10/1/2046		30,498
	FNMA 15YR #AS3355	Agency mortgage backed securities	3.000%	10/1/2046		27,978
	FNMA 15YR #AZ5719	Agency mortgage backed securities	3.000%	10/1/2046		14,812
	FNMA 15YR #AS5714	Agency mortgage backed securities	3.000%	12/1/2046		27,618
	FNMA 15YR #AL4922	Agency mortgage backed securities	3.500%	12/1/2046		29,867
	FNMA 15YR #AW0391	Agency mortgage backed securities	3.500%	4/1/2043		30,678
	FNMA 15YR #AB3251	Agency mortgage backed securities	3.500%	1/1/2043		99,765
	FNMA 15YR #AL5884	Agency mortgage backed securities	3.500%	1/1/2043		102,650
	FNMA 15YR #AS5707	Agency mortgage backed securities	3.500%	1/1/2043		6,732
	FNMA 15YR #AS5708	Agency mortgage backed securities	3.500%	1/1/2043		29,902
	FNMA 15YR #AL5956	Agency mortgage backed securities	4.000%	3/1/2043		54,907
	FNMA 15YR #AE0812	Agency mortgage backed securities	5.000%	3/1/2043		667
	FNMA 15YR #AE0919	Agency mortgage backed securities	5.000%	3/1/2043		2
	FNMA 20YR #AE0096	Agency mortgage backed securities	5.500%	3/1/2043		32,294
	FNMA #AT2040	Agency mortgage backed securities	3.000%	4/1/2043		41,504
	FNMA #AT2043	Agency mortgage backed securities	3.000%	4/1/2043		50,668
	FNMA #AB9462	Agency mortgage backed securities	3.000%	5/1/2043		66,190

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FNMA #AB9662	Agency mortgage backed securities	3.000%	12/1/2042		78,473
	FNMA #AR7568	Agency mortgage backed securities	3.000%	12/1/2042		26,760
	FNMA #AR7576	Agency mortgage backed securities	3.000%	1/1/2050		47,117
	FNMA #AR8630	Agency mortgage backed securities	3.000%	2/1/2050		40,145
	FNMA 30YR #MA4237	Agency mortgage backed securities	2.000%	4/1/2048		436,702
	FNMA 30YR 1/2050#	Agency mortgage backed securities	2.000%	6/1/2049		1,955,142
	FNMA 30YR #MA4055	Agency mortgage backed securities	2.500%	7/1/2049		2,618,530
	FNMA 30YR #AL6854	Agency mortgage backed securities	3.000%	1/1/2049		908,247
	FNMA 30YR #MA1363	Agency mortgage backed securities	3.000%	3/1/2049		110,619
	FNMA 30YR #BM1145	Agency mortgage backed securities	3.000%	11/1/2048		344,407
	FNMA 30YR #FM5291	Agency mortgage backed securities	3.000%	10/1/2045		191,603
	FNMA 30YR #FM5289	Agency mortgage backed securities	3.000%	9/1/2043		859,750
	FNMA 30YR #BD6718	Agency mortgage backed securities	3.000%	9/1/2042		20,263
	FNMA 30YR #BC4752	Agency mortgage backed securities	3.000%	1/1/2042		218,579
	FNMA 30YR #BD6102	Agency mortgage backed securities	3.000%	1/1/2045		32,910
	FNMA 30YR #BD6533	Agency mortgage backed securities	3.000%	7/1/2041		60,941
	FNMA 30YR #AS8487	Agency mortgage backed securities	3.000%	8/1/2048		295,667
	FNMA 30YR #AS8489	Agency mortgage backed securities	3.000%	10/1/2045		281,310
	FNMA 30YR #AB9016	Agency mortgage backed securities	3.000%	10/1/2048		45,876

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FNMA 30YR #AB7458	Agency mortgage backed securities	3.000%	4/1/2040		42,601
	FNMA 30YR #AB7497	Agency mortgage backed securities	3.000%	6/1/2041		43,286
	FNMA 30YR #AB7567	Agency mortgage backed securities	3.000%	9/1/2040		42,416
	FNMA 30YR #AB7755	Agency mortgage backed securities	3.000%	5/15/2030		46,228
	FNMA 30YR #AB8701	Agency mortgage backed securities	3.000%	3/15/2031		59,018
	FNMA 30YR #AB8712	Agency mortgage backed securities	3.000%	9/15/2029		14,342
	FNMA 30YR #AB8830	Agency mortgage backed securities	3.000%	1/1/2045		35,072
	FNMA 30YR #AR9218	Agency mortgage backed securities	3.000%	9/1/2034		34,005
	FNMA 30YR 52322	Agency mortgage backed securities	3.000%	11/1/2057		48,410
	FNMA 30YR #AB8924	Agency mortgage backed securities	3.000%	10/1/2048		42,558
	FNMA 30YR #AB9341	Agency mortgage backed securities	3.000%	4/1/2040		127,905
	FNMA 30YR #AB7271	Agency mortgage backed securities	3.000%	6/1/2041		41,294
	FNMA 30YR #AB7425	Agency mortgage backed securities	3.000%	9/1/2040		33,325
	FNMA 30YR #MA3906	Agency mortgage backed securities	3.500%	5/15/2030		391,295
	FNMA 30YR #MA3939	Agency mortgage backed securities	3.500%	3/15/2031		375,964
	FNMA 30YR #FM5295	Agency mortgage backed securities	3.500%	9/15/2029		92,356
	FNMA 30YR #MA3686	Agency mortgage backed securities	3.500%	1/1/2045		248,554
	FNMA 30YR #MA3692	Agency mortgage backed securities	3.500%	9/1/2034		188,528
	FNMA 30YR #FM5296	Agency mortgage backed securities	4.000%	11/1/2057		74,602

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	FNMA 30YR #FM1238	Agency mortgage backed securities	4.000%	3/1/2049		489,224
	FNMA 30YR #MA3521	Agency mortgage backed securities	4.000%	11/1/2048		98,670
	FNMA 30YR #AZ4782	Agency mortgage backed securities	4.000%	10/1/2045		80,547
	FNMA 30YR #AL5097	Agency mortgage backed securities	4.500%	9/1/2043		97,902
	FNMA 30YR #AL5231	Agency mortgage backed securities	4.500%	9/1/2042		53,926
	FNMA 30YR #AL2499	Agency mortgage backed securities	4.500%	1/1/2042		393,672
	FNMA 30YR #AL6302	Agency mortgage backed securities	4.500%	1/1/2045		56,712
	FNMA 30YR #AB3314	Agency mortgage backed securities	4.500%	7/1/2041		3,942
	FNMA 30YR #MA3444	Agency mortgage backed securities	4.500%	8/1/2048		115,129
	FNMA 30YR #AS5952	Agency mortgage backed securities	4.500%	10/1/2045		63,030
	FNMA 30YR #BK7881	Agency mortgage backed securities	5.000%	10/1/2048		154,064
	FNMA 30YR #AL4141	Agency mortgage backed securities	6.000%	4/1/2040		49,365
	FNMA 30YR #AL4142	Agency mortgage backed securities	6.000%	6/1/2041		18,719
	FNMA 30YR #AE0823	Agency mortgage backed securities	6.000%	9/1/2040		4,730
	FREDDIE MAC	Agency mortgage backed securities	—%	5/15/2030		286,933
	SARM 04-13 2A1	Agency mortgage backed securities	—%	3/15/2031		17,325
	SCRT 2018-2 MA	Agency mortgage backed securities	—%	9/15/2029		61,594
	GNR 2015-3 ZD	Agency mortgage backed securities	4.000%	1/1/2045		492,634
	SARM 04-13 2A1	Agency mortgage backed securities	—%	9/1/2034		24,134

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	SCRT 2018-2 MA	Agency mortgage backed securities	3.500%	11/1/2057		83,892
					Total agency mortgage backed securities	26,950,341

	BAMLL 12-PARK A	Asset and other mortgage backed securities	2.959%	12/10/2030		286,842
	BANK 2019-BNK23 BN23 C	Asset and other mortgage backed securities	3.626%	12/15/2052		74,531
	BX 2020-BXLP A-144A	Asset and other mortgage backed securities	VAR	12/15/2021		164,900
	BX COMMERCIAL MORTGAGE TRUST 2020-VIV4 2.	Asset and other mortgage backed securities	2.843%	3/9/2030		188,922
	BX TRUST 2019-OC11 OC11 D 144A	Asset and other mortgage backed securities	4.075%	12/9/2041		62,424
	CANTOR COMMERCIAL REAL ESTATE LENDING 201	Asset and other mortgage backed securities	3.500%	1/15/2053		41,099
	CHASE HOME LENDING MORTGAGE TRUST	Asset and other mortgage backed securities	2.692%	7/25/2049		48,468
	CIM TRUST 2019-INV3-144A	Asset and other mortgage backed securities	2.773%	8/25/2049		150,786
	COMM 2013-GAM MTG TR-144A	Asset and other mortgage backed securities	3.367%	2/10/2028		171,340
	COMM 2013-WWP MTG TR-144A	Asset and other mortgage backed securities	3.424%	3/10/2031		105,634
	COMM 2013-WWP MTG TR-144A	Asset and other mortgage backed securities	3.898%	3/10/2031		106,697
	COMM 2015-CR23 A4	Asset and other mortgage backed securities	3.497%	4/10/2025		205,327
	COMM 2015-CR25 A3	Asset and other mortgage backed securities	3.505%	7/10/2025		131,607
	COMM 2015-CR26 A4	Asset and other mortgage backed securities	3.630%	8/10/2025		229,772
	COMM 2015-DC1 MTG TR	Asset and other mortgage backed securities	3.350%	2/10/2048		93,126
	COMM 2018-COR3 MORTGAGE TRUST	Asset and other mortgage backed securities	4.228%	5/10/2051		183,994

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	CREDIT ACCEP AUTO LN TR 2018-3 A	Asset and other mortgage backed securities	3.550%	8/15/2027		165,898
	CREDIT ACCEP AUTO LN TR 2020-2	Asset and other mortgage backed securities	1.370%	7/16/2029		126,683
	CREDIT ACCEPTANCE AUTO LOAN TRUST	Asset and other mortgage backed securities	2.380%	11/15/2028		256,652
	CSAIL 2018-CX11 COML MTG TR	Asset and other mortgage backed securities	4.033%	4/15/2051		52,187
	CSAIL 2019-C15 COML MTG TR	Asset and other mortgage backed securities	4.053%	3/15/2052		111,579
	CSMC 2020-NET-144A	Asset and other mortgage backed securities	2.257%	8/15/2037		165,733
	CSMC TRUST 2017-CALI	Asset and other mortgage backed securities	3.431%	11/10/2032		344,017
	DBWF 2018-GLKS MORTGAGE TRUST	Asset and other mortgage backed securities	VAR	12/19/2030		271,551
	FHMS 2018-K075 A2	Asset and other mortgage backed securities	3.672%	2/25/2028		94,352
	FHMS 2018-K083 A2	Asset and other mortgage backed securities	3.970%	9/25/2028		400,247
	FHMS K087 A2	Asset and other mortgage backed securities	3.771%	12/25/2028		113,460
	FLAGSTAR MORTGAGE TRUST 2019-1	Asset and other mortgage backed securities	VAR	10/25/2049		119,541
	FNMA GTD MTG PASS THRU CTF	Asset and other mortgage backed securities	VAR	12/27/2022		27,671
	FRESB 2019-SB60 MTG TR A10H	Asset and other mortgage backed securities	VAR	1/25/2029		103,450
	GS MORTGAGE SECURITIES CORP TRUST 2019	Asset and other mortgage backed securities	VAR	6/15/2036		128,719
	GSMS 2014-GC18 A4	Asset and other mortgage backed securities	4.074%	1/10/2024		119,945
	NAVIENT PRIVATE ED LN TR 2019-D	Asset and other mortgage backed securities	VAR	12/15/2059		154,819
	NAVIENT PRIVATE ED LN TR 2020-I	Asset and other mortgage backed securities	VAR	4/15/2069		280,018
	NAVIENT PRIVATE ED REFI LN TR 2018-CA A2	Asset and other mortgage backed securities	3.520%	6/16/2042		259,812

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	NAVIENT PRIVATE ED REFI LN TR 2019-C A2 3	Asset and other mortgage backed securities	3.130%	2/15/2068		103,029
	NAVIENT STUDENT LOAN TRUST	Asset and other mortgage backed securities	1.690%	5/15/2069		356,892
	SFAVE COML MTG SECS TR 15-5AVE VAR	Asset and other mortgage backed securities	3.659%	1/5/2043		185,816
	SMB PRIVATE EDUCATI A A2B 144A	Asset and other mortgage backed securities	2.640%	9/15/2034		197,902
	SMB PRIVATE ED LN TR 2018-A	Asset and other mortgage backed securities	2.540%	2/15/2036		180,147
	SMB PRIVATE ED LN TR A2B 2017-B	Asset and other mortgage backed securities	VAR	10/15/2035		68,225
	SMB PRIVATE EDUCATION LOAN TRUST 2017-B A	Asset and other mortgage backed securities	2.820%	10/15/2035		106,154
	SOFI PROFESSIONAL LOAN PROGRAM 2016-D LLC	Asset and other mortgage backed securities	2.340%	4/25/2033		50,051
	SOFI PROFESSIONAL LOAN PROGRAM 2018-A LLC	Asset and other mortgage backed securities	2.950%	2/25/2042		89,737
	SOFI PROFESSIONAL LOAN PROGRAM 2018-B TRU	Asset and other mortgage backed securities	3.340%	8/25/2047		239,237
	SOFI PROFESSIONAL LOAN PROGRAM 2019-B LLC	Asset and other mortgage backed securities	3.090%	8/17/2048		103,330
	SOFI PROFESSIONAL LOAN PROGRAM 2020-C TRU	Asset and other mortgage backed securities	1.950%	2/15/2046		110,171
	WFRBS 2014-C22 A5	Asset and other mortgage backed securities	3.752%	9/15/2057		137,733
					Total Asset and other Mortgage Backed Securities	7,470,227

	CHILE GOVERNMENT INTERNATIONAL BOND 3.24%	Non U.S. Government	3.240%	2/6/2028		50,991
	COLOMBIA GLB 8.125% 5/21/24	Non U.S. Government	8.125%	5/21/2024		299,880
	COLOMBIA REPUBLIC OF 3% 01/30/2030	Non U.S. Government	3.875%	4/25/2027		168,100

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	COLOMBIA REPUBLIC OF 3.875% 04/25/27	Non U.S. Government	3.000%	1/30/2030		66,690
	COLOMBIA REPUBLIC OF 4.5% 03/15/2029	Non U.S. Government	4.500%	3/15/2029		63,525
	GOVERNMENT NAT MTG AS REMIC PT 1ML+ 11/20	Non U.S. Government	6.119%	11/20/2045		27,293
	INDONESIA REPUBLIC OF 2.85% 02/14/2030	Non U.S. Government	2.850%	2/14/2030		129,375
	INDONESIA REPUBLIC OF 4.1% 04/24/2028	Non U.S. Government	4.100%	4/24/2028		46,450
	ISRAEL ST AID	Non U.S. Government	5.500%	9/18/2033		161,033
	PANAMA REPUBLIC OF 3.16% 01/23/2030	Non U.S. Government	3.160%	1/23/2030		99,647
	PANAMA REPUBLIC OF 3.875% 03/17/2028	Non U.S. Government	3.875%	3/17/2028		126,260
	PANAMA REPUBLIC OF 4.5% 04/01/2056	Non U.S. Government	4.500%	4/1/2056		45,150
	PHILIPPINES GOVT 3% 02/01/2028	Non U.S. Government	3.000%	1/23/2031		221,044
	URUGUAY REPUBLICA ORIENTAL DL 4.375% 01/2	Non U.S. Government	4.375%	2/1/2028		55,195
	URUGUAY REPUBLICA ORIENTAL DL 4.375% 10/2	Non U.S. Government	4.375%	10/27/2027		159,595
					Total Non U.S. Government Funds	1,720,228

	ABBOTT LABORATORIES	Common Stock				1,458,845
	AIRBNB INC CLASS A	Common Stock				14,680
	AMAZON.COM INC	Common Stock				4,106,989
	ARISTA NETWORKS INC	Common Stock				1,766,666

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current Value
	ASML HOLDING NV	Common Stock		1,270,505
	BANK OF AMERICA CORPORATION	Common Stock		968,768
	BLACKROCK INC	Common Stock		2,344,283
	BROADCOM INC	Common Stock		2,312,724
	BUREAU VERITAS SA	Common Stock		1,973,237
	CELLNEX TELECOM SAU	Common Stock		2,205,934
	DANAHER CORP	Common Stock		1,242,873
	DISNEY (WALT) CO	Common Stock		1,805,278
	DOLLAR TREE INC	Common Stock		1,681,859
	ELECTRONIC ARTS INC	Common Stock		1,127,691
	FACEBOOK INC CL A	Common Stock		1,667,369
	FIDELITY NATL INFORM SVCS INC	Common Stock		1,842,092
	LINDE PLC	Common Stock		1,788,442
	NEXTERA ENERGY	Common Stock		1,321,579
	NIKE INC CL B	Common Stock		1,925,548
	PAYPAL HLDGS INC	Common Stock		2,434,041
	SAMSUNG ELEC VTG GDR REGS	Common Stock		2,418,125
	SOFTBANK GROUP CORP	Common Stock		2,044,643
	SPOTIFY TECHNOLOGY SA	Common Stock		1,888,904

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	TAIWAN SEMIC MFG CO LTD SP ADR	Common Stock				2,201,299
	TAKEDA PHARMACEUTICAL CO LTD	Common Stock				1,366,063
	T-MOBILE US INC	Common Stock				4,687,386
	UNIVERSAL DISPLAY CORP	Common Stock				1,770,149
					Total Common Stock	51,635,972

	U S TREASURY BOND	U.S. Treasuries	1.125%	8/15/2040		2,306,181
	U S TREASURY BOND	U.S. Treasuries	1.250%	5/15/2050		742,228
	U S TREASURY BOND	U.S. Treasuries	1.375%	8/15/2050		1,382,875
	U S TREASURY BOND	U.S. Treasuries	1.375%	11/15/2040		212,212
	U S TREASURY BOND	U.S. Treasuries	1.625%	11/15/2050		849,923
	U S TREASURY BOND	U.S. Treasuries	2.250%	8/15/2049		114,203
	U S TREASURY BOND	U.S. Treasuries	2.875%	5/15/2049		219,348
	U S TREASURY BOND	U.S. Treasuries	2.875%	8/15/2045		330,190
	U S TREASURY BOND	U.S. Treasuries	2.000%	2/15/2050		281,785
	U S TREASURY BOND	U.S. Treasuries	3.125%	5/15/2048		214,362
	U S TREASURY BOND	U.S. Treasuries	3.125%	8/15/2044		566,105
	U S TREASURY BOND	U.S. Treasuries	3.375%	11/15/2048		252,338
	U S TREASURY BOND	U.S. Treasuries	3.625%	2/15/2044		572,521

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	U S TREASURY BOND	U.S. Treasuries	3.000%	2/15/2047		499,845
	U S TREASURY BOND	U.S. Treasuries	3.000%	2/15/2048		563,384
	U S TREASURY BOND	U.S. Treasuries	3.000%	2/15/2049		368,616
	U S TREASURY BOND	U.S. Treasuries	3.000%	8/15/2048		407,008
	U S TREASURY BOND	U.S. Treasuries	3.000%	11/15/2045		6,495
	U S TREASURY BOND	U.S. Treasuries	3.125%	11/15/2041		2,350,406
	U S TREASURY BOND	U.S. Treasuries	3.000%	11/15/2044		167,944
	U S TREASURY NOTE	U.S. Treasuries	0.125%	5/31/2022		3,235,632
	U S TREASURY NOTE	U.S. Treasuries	0.125%	6/30/2022		780,091
	U S TREASURY NOTE	U.S. Treasuries	0.125%	7/15/2023		1,539,158
	U S TREASURY NOTE	U.S. Treasuries	0.125%	7/31/2022		3,985,467
	U S TREASURY NOTE	U.S. Treasuries	0.125%	9/15/2023		389,695
	U S TREASURY NOTE	U.S. Treasuries	0.125%	10/15/2023		2,468,070
	U S TREASURY NOTE	U.S. Treasuries	0.125%	10/31/2022		400,047
	U S TREASURY NOTE	U.S. Treasuries	0.125%	11/30/2022		2,135,167
	U S TREASURY NOTE	U.S. Treasuries	0.250%	6/15/2023		1,844,600
	U S TREASURY NOTE	U.S. Treasuries	0.250%	6/30/2025		1,121,924
	U S TREASURY NOTE	U.S. Treasuries	0.250%	10/31/2025		2,847,041
	U S TREASURY NOTE	U.S. Treasuries	0.250%	11/15/2023		1,870,100

Supplemental Schedule

Schedule of Assets Held as of December 31, 2020
DXC Technology Matched Asset Plan 001
Form 5500, Schedule H, Line 4i
EIN 95-2043126
DXC Technology Company

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value			(d) Cost	(e) Current Value
	U S TREASURY NOTE	U.S. Treasuries	0.375%	11/30/2025		135,158
	U S TREASURY NOTE	U.S. Treasuries	0.875%	11/15/2030		821,777
	U S TREASURY NOTE	U.S. Treasuries	1.375%	10/15/2022		378,224
	U S TREASURY NOTE	U.S. Treasuries	1.625%	12/31/2021		4,125,975
	U S TREASURY NOTE	U.S. Treasuries	1.750%	11/30/2021		136,993
	U S TREASURY NOTE	U.S. Treasuries	2.875%	11/15/2021		2,093,569
					Total U.S. Treasuries	42,716,657

	SELF DIRECTED ACCOUNT VALUE	OTHER				59,170,841

	Assets (Held at End of Year)					$2,828,301,433
	[1] Represents taxed loan balances with original maturity dates of 2008 through 2020 for active employees. These active employees retain the right to pay back the loan balances.
	* Represents Party in Interest

Exhibit Index

Exhibit Number	Description of Exhibit
23.1	Consent of Deloitte & Touche LLP.

E-1

Signatures

Pursuant to the requirements of the Securities Act of 1934, the DXC Technology Company Employee Benefits Fiduciary Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

DXC Technology Matched Asset Plan

Dated: June 28, 2021	By:	/s/ Ceyhun Cetin
	Name:	Ceyhun Cetin
	Title:	Vice President and Treasurer
Member, DXC Technology Company Employee Benefits Fiduciary Committee

S 1